Exhibit 10.1
SENIOR REVOLVING CREDIT AGREEMENT
DATED AS OF MARCH 24, 2010
AMONG
TERRENO REALTY LLC,
AS BORROWER
AND
KEYBANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT
KEYBANC CAPITAL MARKETS
AS LEAD ARRANGER
AND
THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
AS LENDERS

SENIOR REVOLVING CREDIT AGREEMENT
     This Senior Revolving Credit Agreement, dated as of March 24, 2010, is among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, both individually as a “Lender” and as “Administrative Agent”, KeyBanc Capital Markets as “Lead Arranger,” and the several banks, financial institutions and other entities which may from time to time become parties to this Agreement as additional “Lenders”.
RECITALS
     A. Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing industrial properties.
     B. Borrower’s sole member, Terreno Realty Corporation, a Maryland corporation (“Parent Guarantor”) is qualified as a real estate investment trust under Section 856 of the Code.
     C. Borrower has requested that the Lenders provide a secured revolving credit facility to finance Borrower’s business operations and Parent Guarantor has agreed to guarantee such facility. The Lenders have agreed to do so on the terms and conditions stated herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     As used in this Agreement:
     “Adjusted EBITDA” means, as of any date, an annualized amount determined by multiplying two (2) times the Consolidated EBITDA for the most recent fiscal quarter of Borrower for which financial results have been reported and the immediately preceding fiscal quarter (or until Borrower has been existence for two full fiscal quarters, by multiplying four (4) time the Consolidated EBITDA for the most recent such fiscal quarter) and deducting from such annualized amount an annual amount for capital expenditures equal to $0.15 per square foot times the weighted daily average rentable area of Projects owned by the Consolidated Group or any Investment Affiliate (but only deducting the applicable Consolidated Group Pro Rata Share of such amount with respect to such Investment Affiliate) during the applicable calculation period for such annualized Consolidated EBITDA.
     “Adjusted Borrowing Base NOI” means, as of any date, then-current Borrowing Base NOI attributable to all Borrowing Base Properties then included in the Borrowing Base Pool less an amount for capital expenditures equal to $0.15 per annum times the aggregate rentable area of such Borrowing Base Properties.
     “Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     “Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to Borrower of the same Type and, in the case of LIBOR Advances, for the same LIBOR Interest Period, including without limitation Swingline Advances.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, which is currently $50,000,000, as such amount may be increased pursuant to Section 2.2 hereof.
     “Agreement” means this Senior Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.
     “Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.
     “Anti-Terrorism Laws” is defined in Section 5.28.
     “Applicable Margin” means, as applicable, the Base Rate Applicable Margin or the LIBOR Applicable Margin which are used in calculating the interest rate applicable to the various Types of Advances.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer of Borrower, or Chief Accounting Officer acting singly.
     “Bankruptcy Code” means the Bankruptcy Code of the United States of America, as amended from time to time.
     “Base Rate” means, for any day, a rate per annum equal to the Floor Base Rate for such day plus the Base Rate Applicable Margin for such day, in each case changing as and when the Floor Base Rate changes.
     “Base Rate Advance” means an Advance that bears interest at the Base Rate.
     “Base Rate Applicable Margin” means, as of any date with respect to any Base Rate Advance, the applicable per annum amount then in effect pursuant to Section 2.3 hereof.
     “Base Rate Loan” means a Loan that bears interest at the Base Rate.
     “Borrower” means Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and assigns.

     “Borrowing Base Debt Service Coverage” means, as of any date, the then-current Adjusted Borrowing Base NOI divided by the then-current Implied Facility Debt Service.
     “Borrowing Base Leverage Ratio” means the Outstanding Facility Amount divided by Borrowing Base Value, expressed as a percentage.
     “Borrowing Base NOI” means, as of any date, the amount determined by multiplying four (4) times the sum of (a) the aggregate Net Operating Income for the most recent fiscal quarter of Borrower for which financial results have been reported attributable to all Borrowing Base Properties owned by a Subsidiary Guarantor as of such date and for the entirety of such fiscal quarter plus, (b) in the case of any Borrowing Base Property that is owned as of such date but was not so owned for such full fiscal quarter, the additional amount of Net Operating Income that would have been earned if such Borrowing Base Property had been so owned for such full fiscal quarter.
     “Borrowing Base Pool” means, as of any date, all Qualifying Borrowing Base Properties as of such date.
     “Borrowing Base Property” means, as of any date, any Qualifying Borrowing Base Property which has not been released from the Borrowing Base Pool in accordance with Section 2.22(iii) hereof.
     “Borrowing Base Value” means, as of any date, the sum of (x) the Borrowing Base NOI attributable to any Borrowing Base Properties owned by a Subsidiary Guarantor as of such date of determination which have been owned by such Subsidiary Guarantor for the most recent two (2) full fiscal quarters for which financial results of Borrower have been reported, multiplied by two (2), with the product thereof divided by the Capitalization Rate plus (y) the aggregate cost value basis of all Borrowing Base Properties owned by a Subsidiary Guarantor as of such date of determination which were not so owned for such period of two (2) consecutive full fiscal quarters.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.9.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
     “Capitalization Rate” means eight and one-half percent (8.5%).
     “Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means, as of any date:
     (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
     (ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
     (iii) certificates of deposit or other interest-bearing obligations of the Administrative Agent (or an Affiliate thereof) or a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
     (iv) certificates of deposit or other interest-bearing obligations of the Administrative Agent (or an Affiliate thereof) or a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
     (v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
     (vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
     (vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and
     (viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
     “Change of Control” means (i) any transfer of ownership resulting in Parent Guarantor owning less than 100% of the equity interests in Borrower or (ii) any change in the membership of Parent Guarantor’s Board of Directors which results in (x) those board members having served for such Board of Directors throughout the preceding twelve (12) month period (or since the date of Parent Guarantor’s organization in the case of the first twelve (12) months after Parent Guarantor’s organization) (“Existing Directors”) and (y) directors approved by Existing Directors as of any date constituting less than 50% of the total board members at such time.
     “Change in Management” means the failure of at least one of the Parent Guarantor’s Chief Executive Officer and the Guarantor’s President and Chief Financial Officer as of the Agreement Execution Date (or any successor to either such individual hereafter approved by the Administrative Agent) to continue to be active on a daily basis in the management of Borrower provided that if both of such individuals shall die or become disabled or otherwise cease to be active in the management of Borrower, Borrower shall have one hundred twenty (120) days to retain a replacement executive of comparable experience which is reasonably satisfactory to the Administrative Agent.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” means all of the property, rights and interests of Borrower and its Subsidiaries that are subject to the security interests and Liens created by the Security Documents.
     “Collateral Assignment” means the Collateral Assignment of Interests in the form of Exhibit K attached hereto from Borrower to the Administrative Agent, for the benefit of the Lenders, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent on behalf of the Lenders a first priority lien and security interest in the applicable Pledged Equity Interests and the other interests of Borrower in the Collateral described therein, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.
     “Commitment” means, for each Lender, the obligation of such Lender to make Loans and issue Facility Letters of Credit not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.
     “Consolidated Fixed Charges” means, for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments due on maturity of any such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate plus (d) Preferred Dividends with respect to such period plus (e) all rental payments due and payable with respect to such period under ground leases of Properties at which one or more members of the Consolidated Group are tenants.

     “Consolidated EBITDA” means, for any period without duplication an amount equal to the net income or loss of the Consolidated Group determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period, plus (x) the following to the extent deducted in computing such Consolidated Net Income for such period: (i) Consolidated Total Interest Expense for such period, (ii) real estate depreciation and amortization for such period, and (iii) other non-cash charges for such period; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, adjusted to include the Consolidated Group Pro Rata Share of the net income or loss of all Investment Affiliates for such period, determined and adjusted in the same manner as provided above in this definition with respect to the Consolidated Group’s net income or loss. Notwithstanding the foregoing, until Consolidated Gross Asset Value is equal to or greater than $600,000,000, the amount of the Consolidated Group’s general and administrative expense for any period to be used in any calculations made under this definition shall be capped at eight percent (8%) of the aggregate Net Operating Income of all Projects owned by Borrower or another member of the Consolidated Group for all or any portion of such period.
     “Consolidated Gross Asset Value” means, as of any date, (i) the aggregate Net Operating Income for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported attributable to Projects owned by Borrower or another member of the Consolidated Group as of the last day of such period (excluding both Development Projects and 100% of the aggregate Net Operating Income attributable to any Projects not so owned for such two (2) most recent full fiscal quarters), multiplied by two (2), with the product thereof divided by the Capitalization Rate, plus (ii) the cost basis value for any such Projects first acquired by Borrower or a member of the Consolidated Group during such two (2) consecutive full fiscal quarters, plus (iii) Cash and Cash Equivalents owned by the Consolidated Group on the last day of such most recent fiscal quarter, plus (iv) the Consolidated Group’s Pro Rata Share of the aggregate Net Operating Income for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported attributable to Projects owned by Investment Affiliates on the last day of such period (excluding Development Projects and 100% of the aggregate Net Operating Income attributable to any Projects not so owned for such two (2) most recent full fiscal quarters) multiplied by two (2), with the product divided by the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of such the cost value basis of any Projects not so owned for such two (2) most recent full fiscal quarters by an Investment Affiliate, plus (vi) the cost value basis of all Development Projects of Borrower or any other member of the Consolidated Group, as of the last day of such most recent fiscal quarter, plus (vii) the cost value basis of any Unimproved Land owned by Borrower or any other member of the Consolidated Group as of the last day of such most recent fiscal quarter.
     “Consolidated Group” means Parent Guarantor, Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage interest held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.
     “Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the aggregate amount of interest required to be paid, accrued, expensed or, to the extent it could be expensed, capitalized in accordance with GAAP of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (including the Loans, obligations under Capitalized Leases (to the extent Consolidated EBITDA has not been reduced by such Capitalized Lease obligations in the applicable period), any Subordinated Indebtedness, original issue discount and amortization of prepaid interest, if any, but excluding any Preferred Distributions) plus (b) all amounts available for borrowing, or for drawing under letters of credit (including the Facility Letters of Credit), if any, issued for the account of any member of the Consolidated Group, but only if such interest was or is required to be reflected as an item of expense, plus (c) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money plus (d) the Consolidated Group Pro Rata Share of any such interest items, as similarly calculated and determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse.
     “Consolidated Net Income” means, for any period, the sum of (i) consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP plus (ii) without duplication, the applicable Consolidated Group Pro Rata Share of the net income (or loss) of each Investment Affiliate for such period determined in accordance with GAAP.
     “Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, provided that (x) to the extent that any member of the Consolidated Group is providing a completion guaranty in connection with a construction loan entered into by an Investment Affiliate, Consolidated Total Indebtedness shall include such member’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, such member’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) of the definition of “Indebtedness” (other than completion guarantees) Consolidated Total Indebtedness shall include the portion of the liabilities of such Investment Affiliate which is attributable to the Consolidated Group’s Pro Rata Share of such Investment Affiliate or such greater amount of such liabilities for which any member of the Consolidated Group is or has agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of an Investment Affiliate shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Investment Affiliate being Non-Recourse Indebtedness.
     “Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to (a) Consolidated Gross Asset Value minus (b) Consolidated Total Indebtedness as of such date, provided that any amounts attributable to Projects that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating such Consolidated Tangible Net Worth.
     “Construction in Progress” means, as of any date, the total construction cost expended as of the applicable date to construct any Projects then under development plus the book value of all land not then included in Unimproved Land.

     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.10.
     “Default” means an event described in Article VII.
     “Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.
     “Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.
     “Development Project” means a project currently under development for which any member of the Consolidated Group is actively pursuing construction of one or more buildings or other improvements and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such member’s ordinary course of business provided that any such Project will no longer be considered a Development Project following a date twelve (12) months after the first date on which a certificate of occupancy has issued for such Development Project or on which such Development Project may otherwise be lawfully occupied for its intended use.
     “Drop Lots” means any parcel of land unimproved with material revenue producing buildings (e.g., other than small miscellaneous structures such as security, stacks, maintenance sheds, etc.) but which is accessible from public roads and highways, is fenced or otherwise enclosed and is paved or otherwise prepared to accept the temporary storage of tractor trailers, containers or other freight equipment.
     “Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution and, unless a Default shall have occurred and be continuing, approved by Borrower (such approval not to be unreasonably withheld or delayed) which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing, Borrower (such approval not to be unreasonably withheld or delayed) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest.
     “Eligible Borrowing Base Property” shall mean (i) any Project which does not meet the criteria below but is approved by the Required Lenders in their sole discretion or (ii) any Project which meets the following criteria:
     (a) Such Project must be wholly-owned in fee simple or leased pursuant to a Qualifying Ground Lease by a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor or will be added as a Subsidiary Guarantor when such Project becomes a Qualifying Borrowing Base Property.
     (b) Such Project must be an industrial property consisting of one of the following property types: warehouse, distribution, flex (light manufacturing or research and development) or trans-shipment.
     (c) Such Project must be located in one of the following markets: Southern California, San Francisco Bay Area, Seattle, Northern New Jersey/New York City, Washington D.C./Baltimore, or South Florida (the “Borrower’s Target Geographic Markets”).
     (d) Such Project must be free of any Liens, mortgages and pledges (other than those described in clauses (i) through (iv) of Section 6.16).
     (e) Such Project may not be subject to any material environmental or structural issues, or any other environmental issues which have not been insured over, (such insurance to be subject to the reasonable determination of the Administrative Agent).
     (f) The property management agreement for such Project must be approved by the Administrative Agent or shall be consistent with the most-recent form thereof approved by the Administrative Agent.
     “Entity Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Execution Date, by which any of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company or other entity.
     “Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Borrower or any Subsidiary or any of their respective assets or Projects.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.
     “Executive Order” is defined in Section 5.28.
     “Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement.
     “Facility Letter of Credit Fee” is defined in Section 2A.8.
     “Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.
     “Facility Letter of Credit Sublimit” means $10,000,000.
     “Facility Obligations” means all Obligations other than the Related Swap Obligations.
     “Facility Termination Date” means March 22, 2013, being the Business Day immediately preceding the third (3rd) anniversary of the Agreement Execution Date.
     “Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
     “Fee Letter” is defined in Section 2.6.
     “Floor Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the sum of the Prime Rate for such day plus 1% per annum, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum and (iii) the LIBOR Rate (which includes the LIBOR Applicable Margin) that would apply if such day were the first day of a LIBOR Interest Period of one month.
     “Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time.
     “Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or environmental or similar indemnities or customary so-called non-recourse carveout guarantees. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.
     “Implied Facility Debt Service” means, as of any date, an imputed annual amount of principal and interest that would be due on the then-current Outstanding Facility Amount if such Outstanding Facility Amount were a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty years at a per annum interest rate equal to the greater of (a) 7.00% and (b) the then-current weighted daily average interest rate applicable to all Advances outstanding hereunder on such date.
     “Indebtedness” of any Person at any date means without duplication all obligations, contingent or otherwise, which should be classified or the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), (i) all accounts payable of such obligor on such date, and (ii) all Indebtedness outstanding on such date, in each case whether Recourse, Indebtedness, Non-Recourse Indebtedness or contingent, provided, however, that amounts not drawn as Loans hereunder on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Indebtedness: (a) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated

Group); (b) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group); (c) all amounts of bonds posted by such obligor guaranteeing performance or payment obligations; (d) all lease obligations (under Capitalized Leases) (e) all liabilities of such obligor as a partner, member or the like for liabilities (whether such liabilities are Recourse, Indebtedness, Non-Recourse Indebtedness or contingent obligations of the applicable partnership or other Person) of Investment Affiliates or other Person in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b), (c) or (d) above; (f) any Net Mark-to-Market Exposure and (g) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (d) above, but shall exclude any adjustment for so-called “straight-line interest accounting”.
     “Initial Borrowing Base Properties” is defined in Section 2.22.
     “Intellectual Property” is defined in Section 5.21.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, holds an ownership interest whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Issuance Date” is defined in Section 2A.4(a)(2).
     “Issuance Notice” is defined in Section 2A.4(c).
     “Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. KeyBank shall be the sole Issuing Bank.
     “Leased Rate” means with respect to a Project at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Project leased by tenants that are not Affiliates of the Borrower (unless approved by the Required Lenders), pursuant to Leases in place of the time of the acquisition of such Project by Borrower or its Subsidiary or entered into thereafter in accordance with the provisions of this Agreement as to which no monetary default exists and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage of such Project.
     “Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Borrowing Base Property, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.

     “Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement.
     “Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Letter of Credit Collateral Account” is defined in Section 2A.9.
     “Letter of Credit Request” is defined in Section 2A.4(a).
     “Leverage Ratio” means, as of any date, the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value.
     “LIBOR Advance” means an Advance that bears interest at the LIBOR Rate.
     “LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the applicable per annum amount then in effect pursuant to Section 2.3 hereof.
     “LIBOR Base Rate” means, the rate (rounded upwards to the nearest 1/1000th) with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of KeyBank’s relevant LIBOR Loan and having a maturity equal to such LIBOR Interest Period.
     “LIBOR Floor Rate” means one and one-half percent (1.50%) per annum.
     “LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two or three months, commencing on a Business Day, as selected by Borrower; provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such LIBOR Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.
     “LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.

     “LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the greater of (i) the LIBOR Floor Rate and (ii) the LIBOR Base Rate applicable thereto and (B) the LIBOR Applicable Margin.
     “Lien” means any lien (statutory or other), mortgage, pledge, encumbrance, priority or any other type of security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any Capitalized Lease).
     “Loan” means, with respect to a Lender, such Lender’s portion of any Advance.
     “Loan Documents” means this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty, the Collateral Assignment and any other document from time to time evidencing or securing indebtedness incurred by Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
     “Loan Parties” means, collectively, Borrower, the Parent Guaranty, the Subsidiary Guarantors and any other party which executes and delivers, or joins in, the Collateral Assignment or any future Collateral Assignment as provided herein.
     “Management Fees” means, with respect to each Project for any period, an amount equal to (i) the actual management fees payable with respect thereto for such period if the property manager of such Project is a third party and not Borrower or an Affiliate of Borrower or (B) three percent (3.0%) of the aggregate net and other revenue due under the Leases at such Project for such period if the property manager is the Borrower or an Affiliate of Borrower.
     “Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, Property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
     “Net Operating Income” means, with respect to any Project for any period, property rental and other income attributable to such Project accruing for such period minus all expenses and other proper charges incurred in connection with the operation of such Project (including, without limitation, real estate taxes, management fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (except that (a) any rent leveling adjustments and (b) any SFAS 141 amortization shall be excluded from rental income).
     “Non-Recourse Indebtedness” means any Indebtedness with respect to which the liability of the obligor is limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.
     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” means a promissory note, in substantially the form of Exhibit B hereto, duly executed by Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.
     “Notice of Assignment” is defined in Section 12.3(ii).
     “Obligations” means the Advances, the Facility Letter of Credit Obligations, the Related Swap Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.
“Other Taxes” is defined in Section 3.5(ii).
     “Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.
     “Parent Guarantor” means Terreno Realty Corporation, a Maryland corporation organized under the laws of the State of Delaware, and its successors and assigns.
     “Parent Guaranty” means the guaranty to be executed and delivered by the Parent Guarantor substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.
     “Participants” is defined in Section 12.2(i).
     “Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.
     “Permitted Acquisitions” are defined in Section 6.15.
     “Permitted Liens” are defined in Section 6.16.
     “Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.
     “Pledged Equity Interests” means, as of any date, collectively, 100% of the applicable legal, beneficial ownership interests in each Subsidiary Guarantor which owns one or more of the then-current Borrowing Base Properties, which as of the Agreement Execution Date, consist of the ownership interests shown on Schedule 7 attached hereto, together with 100% of all other Wholly-Owned Subsidiaries of Borrower added as Subsidiary Guarantors hereafter, as pledged under the Collateral Assignment from time to time, less any such ownership interests which have been released from Collateral pursuant to Section 2.22(iii).
     “Preferred Dividends” means, for any period, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.
     “Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     “Prohibited Person” is defined in Section 5.28.
     “Project” means any real estate asset operated or intended to be operated as an industrial property.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Proposed Borrowing Base Property” is defined in Section 2.22.
     “Qualifying Borrowing Base Property” means the Initial Borrowing Base Properties and any Eligible Borrowing Base Property which, as of any date of determination, has been approved by the Required Lenders for inclusion in the Borrowing Base Pool as provided in Section 2.22(ii), provided that such Eligible Borrowing Base Property: (a) is not, nor is any of Borrower’s direct or indirect ownership interests in the Subsidiary Guarantor owning such Project, subject to any Negative Pledge or any Lien other than Permitted Liens set forth in Sections 6.16(i) through 6.16(iv); (b) has an

Occupancy Percentage of at least 65% at the time it is added to the Borrowing Base Pool, and (c) is then in compliance with all of the representations and warranties made by Borrower under Section 5.20 with respect to such Eligible Borrowing Base Property.
     “Qualified Ground Lease” means a ground lease that has (i) a remaining term of at least twenty-five (25) years including, for this purpose, any renewal option exercisable at the sole option of the ground lessee thereunder, with no veto or approval rights by the ground lessor or any lender to such ground lessor, (ii) can be mortgaged without the consent of the ground lessor thereunder, (iii) contains customary leasehold mortgagee protection rights reasonably satisfactory to the Administrative Agent; (iv) can be transferred without the consent of the ground lessor thereunder (or if consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent); and (v) that the tenant under the ground lease is entitled to all insurance proceeds and condemnation awards (other than the amount attributable to landlord’s fee interest in the land if an adjustment in rent is provided for in connection therewith).
     “Recourse Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means at any time, the aggregate of the obligations of Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.
     “Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding Swap Contracts entered into between Borrower and any Lender or Affiliate of any Lender.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances and Facility Letter of Credit Obligations.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Secured Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.
     “Security Documents” means the Collateral Assignment (and each joinder therein and each additional Collateral Assignment subsequently delivered pursuant to this Agreement) and any further collateral assignments to the Administrative Agent for the benefit of the Lenders, including, without limitation, any UCC-1 financing statements delivered or authorized to be filed by the Administrative Agent in connection therewith.
     “Single Employer Plan” means a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.
     “S&P” means Standard & Poor’s Ratings Group and its successors.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.
     “Subsidiary Guarantor” means each Wholly-Owned Subsidiary of Borrower which owns a Borrowing Base Property and therefore is required to execute a Subsidiary Guaranty pursuant to Section 6.13.
     “Subsidiary Guaranty” means the guaranty to be executed and delivered by those Subsidiaries of Borrower listed on Schedule 6 and such other Wholly-Owned Subsidiaries as may hereafter be obligated to join in such guaranty as provided in Section 6.13, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.
     “Substantial Portion” means, with respect to the Property of Borrower and its Subsidiaries, Property which represents more than 10% of then-current Consolidated Gross Asset Value.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.
     “Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $10,000,000, which is included in, and is not in addition to, the Swingline Lender’s total Commitment hereunder.
     “Swingline Lender” shall mean KeyBank National Association, in its capacity as a Lender, and at the option of a new Administrative Agent, any successor Administrative Agent.
     “Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Transferee” is defined in Section 12.4.
     “Type” means, with respect to any Advance, its nature as a Base Rate Advance or LIBOR Advance.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
     “Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for industrial development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date, but excluding in any event any land which qualifies as a Drop Lot.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     “Unsecured Indebtedness” means all Consolidated Total Indebtedness that is not Secured Indebtedness.
     “Unused Fee” is defined in Section 2.5.
     “Unused Fee Percentage” means, with respect to any calendar quarter, (i) 0.35% per annum, if the daily average of the sum of the Advances and Facility Letter of Credit Obligations outstanding during such quarter is 50% or more of the daily average Aggregate Commitment during such quarter or (ii) 0.50% per annum if the average of the sum of the Advances and Facility Letter of Credit Obligations outstanding during such quarter is less than 50% of the daily average Aggregate Commitment during such quarter.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II.
THE CREDIT
     2.1. Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree to make Advances through the Administrative Agent to Borrower from time to time prior to the Facility Termination Date, and to support the issuance of the Facility Letters of Credit under Article IIA of this Agreement, provided that the making of any such Advance or the issuance of any such Facility Letter of Credit will not:
     (i) cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or
     (ii) cause the then-current Outstanding Facility Amount to exceed fifty percent (50%) of the then-current Borrowing Base Value; or
     (iii) cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or
     (iv) cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit.
The Advances may be Swingline Advances or ratable Base Rate Advances and ratable LIBOR Advances. Each Lender shall fund its Percentage of each such Advance (other than a Swingline Advance which shall be funded solely by the Swingline Lender) and no Lender will be required to fund any amounts which, when aggregated with such Lender’s Percentage of all other Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Commitment. This facility (“Facility”) is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Advances hereunder, repay such Advances and reborrow Advances at any time prior to the Facility Termination Date.
     2.2. Termination or Increase in Aggregate Commitment. Borrower shall have the right, upon at least three (3) business days notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Commitment in excess of the Outstanding Facility Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Once terminated or reduced, the Aggregate Commitment may not be reinstated or increased thereafter. Provided Borrower has not exercised any right to terminate or reduce the Aggregate Commitment, Borrower shall also have the right from time to time, provided no Default or Unmatured Default has occurred and is then continuing, to increase the Aggregate Commitment up to a maximum of $150,000,000 by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of such new lenders) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments. On the effective date of any such increase, Borrower shall pay to the Administrative Agent any amounts due to it under the Fee Letter and to each new lender or then-current Lender providing such additional Commitment the up-front fee agreed to between Borrower and such party. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit A attached hereto by Borrower, the Administrative Agent and the new lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Aggregate Commitment, Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their Percentage of all Advances outstanding at the close of business on such day, by funding more than its or their Percentage of new Advances made on such date or by purchasing shares of outstanding Loans held by the other Lenders or by a combination thereof. The Lenders agree to cooperate in any required sale and purchase of outstanding Advances to achieve such result. In no event shall the Aggregate Commitment exceed $150,000,000 without the approval of all of the Lenders.
     2.3. Applicable Margins. The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(iv) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Floor Base Rate to determine the Base Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

		Base Rate
Leverage Ratio	LIBOR Applicable Margin	Applicable Margin
> 55% but ≤ 60%	4.25%	0
> 50% but ≤ 55%	3.75%	0
> 45% but ≤ 50%	3.25%	0
≤45%	3.00%	0
     2.4. Final Principal Payment. Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Facility Termination Date.
     2.5. Unused Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused facility fee (the “Unused Fee”) equal to an aggregate amount computed on a daily basis for each calendar quarter by multiplying the Unused Fee Percentage applicable to such calendar quarter, calculated as a per diem rate, times the excess of the Aggregate Commitment over the Outstanding Facility Amount on each day of such calendar quarter. The Unused Fee shall be payable quarterly in arrears on the third (3rd) Business Day after the last day of each calendar quarter and upon any termination of the Aggregate Commitment in its entirety.
     2.6. Other Fees. Borrower agrees to pay all fees payable to the Administrative Agent pursuant to Borrower’s letter agreement with the Administrative Agent dated as of December 22, 2009 (the “Fee Letter”).
     2.7. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Base Rate Advance may be in the amount of the unused Aggregate Commitment.
     2.8. Principal Payments.
     (a) Optional. Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Base Rate Advances on not less than one (1) Business Day prior notice to the Administrative Agent. A LIBOR Advance may be paid on the last day of the LIBOR applicable LIBOR Interest Period or, if and only if Borrower pays any amounts due to the Lenders under Section 3.4 as a result of such prepayment, on a day prior to such last day.
     (b) Mandatory. Borrower shall make mandatory partial principal payments from time to time if, due to any reduction in the Borrowing Base Value or in the Borrowing Base Debt Service Coverage, whether by a Borrowing Base Property failing to continue to satisfy the requirement for qualification as a Borrowing Base Property or by a reduction in the Borrowing Base Value or the Adjusted Borrowing Base NOI attributable to any Qualifying Borrowing Base Property, a violation of the covenants set forth in clauses (i) and (ii) of Section 6.21 shall occur. Such principal payments shall be in the amount needed to eliminate such violation. Such mandatory principal payments shall be due and payable (i) in the case of any reduction due to (a) reduction in the Borrowing Base NOI attributable to a Borrowing Base Property or a violation of one of the limitations set forth in Section 2.22(i), ten (10) business days after delivery of the quarterly financial statements and Compliance Certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the

Administrative Agent of such failure to satisfy a requirement for qualification as a Borrowing Base Property.
     2.9. Method of Selecting Types and Interest Periods for New Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Commitments bear to the Aggregate Commitment, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto from time to time. Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit I (i) not later than 3:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Base Rate Advance (other than Swingline Advances), (ii) not later than 10:00 a.m. Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, and (iii) not later than noon Cleveland, Ohio time on the same day as the Borrowing Date for each Swingline Advance, which shall specify:
     (i) the Borrowing Date, which shall be a Business Day, of such Advance,
     (ii) the aggregate amount of such Advance,
     (iii) the Type of Advance selected and,
     (iv) in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto.
     (v) Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 2:00 p.m. (Cleveland time), in the case of Swingline Advances, or (ii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent’s aforesaid address.
     No LIBOR Interest Period may end after the Facility Termination Date and, unless the Lenders otherwise agree in writing, in no event may there be more than five (5) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.
     2.10. Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Base Rate Advance unless Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Advance either continue as a LIBOR Advance for the same or another Interest Period or be converted to an Advance of another Type. Subject to the terms of Section 2.7, Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto. Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:
     (i) the requested date which shall be a Business Day, of such conversion or continuation;
     (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and
     (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the LIBOR Interest Period applicable thereto.
     2.11. Changes in Interest Rate, Etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into a Base Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each LIBOR Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Advance.
     2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 3% per annum and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate otherwise applicable to the Base Rate Advance plus 3% per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.
     2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (local time) on such day and otherwise on the next Business Day) by the Administrative

Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.
     2.14. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect Borrower’s obligations under such Note. Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.
     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety under Section 2.2 hereof. Interest, Unused Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.16. Swingline Advances. In addition to the other options available to Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.9 hereof. All Swingline Advances shall bear interest at the Base Rate. In no event shall the Swingline Lender be required to fund a Swingline Advance if it would increase the total aggregate outstanding Loans by Swingline Lender hereunder plus its Percentage of Facility Letter of Credit Obligations to an amount in excess of the Swingline Lender’s Commitment. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder. On the fifth (5th) day after such a Swingline Advance was made, if such Swingline Advance has not been repaid by Borrower, each Lender irrevocably agrees to purchase its Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of an Unmatured Default or Default hereunder provided that Swingline Lender did not have actual knowledge of such Unmatured Default or Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Loans plus its Percentage of Facility Letters of

Credit exceed its Commitment. Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by noon (Cleveland time), and otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Percentage of a Swingline Advance one of the events described in Section 7.7 shall have occurred and such event prevents the consummation of the purchase contemplated by preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Percentage of such Swingline Advance. From and after the date of each Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Lender fails to so purchase its Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.
     2.17. Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floor Base Rate.
     2.18. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to Administrative Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
     2.19. Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative

Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from Borrower.
     2.20. Replacement of Lenders under Certain Circumstances. Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default shall have occurred and be continuing at the time of such replacement, (iii) Borrower shall repay (or the replacement bank or institution shall purchase), at par all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the LIBOR Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     2.21. Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     2.22. Borrowing Base and Collateral. The obligations of Borrower under the Loan Documents shall be secured by a perfected first priority security interest to be held by the Administrative Agent for the benefit of the Lenders in the Collateral, including the Pledged Equity Interests with respect to those Qualifying Borrowing Base Properties which have been approved by the Lenders and the Administrative Agent as of the Agreement Execution Date and are listed on Schedule 7 attached hereto and made a part hereof (the “Initial Borrowing Base Properties”) and such additional Pledged Equity Interests with respect to additional Qualifying Borrowing Base Properties which may be included in Collateral hereafter as described below. Such security interest shall be evidenced from time to time by the Collateral Assignment and the other Security Documents. The Security Documents with respect to the Initial Borrowing Base Properties shall be executed, delivered and filed not later than the Agreement Execution Date.
     (i) Additional Requirements for Inclusion in Borrowing Base Value. The following additional requirements shall apply to the Initial Qualifying Borrowing Base Properties and to all subsequent Qualifying Borrowing Base Properties:
     (a) Occupancy Percentage. The aggregate Occupancy Percentage of all Qualifying Borrowing Base Properties must equal or exceed 80.0% at all times. If such minimum would be violated at any time, the Qualifying Borrowing Base Property with the lowest Occupancy Percentages shall be eliminated from inclusion in the calculation of Borrowing Base Value, as necessary to achieve such minimum and such eliminated Qualifying Borrowing Base Properties shall not be included in such calculation until their inclusion will not cause the aggregate Occupancy Percentage of all Qualifying Borrowing Base Properties to be less than 80.0%.
     (b) Remaining Lease Term. Until such time as the Borrowing Base Value exceeds $100,000,000, the weighted average remaining lease term of the leases at each Qualifying Borrowing Base Property (such weighting to be based on the respective demised rentable areas of such leases) shall be at least four (4) years. If such minimum would be violated at any time at a Qualifying Borrowing Base Property, such Qualifying Borrowing Base Property shall be eliminated from inclusion in the calculation of Borrowing Base Value until either the Borrowing Base Value exceeds $100,000,000 or the first day of the fiscal quarter of Borrower following the fiscal quarter in which the weighted average remaining lease term of the leases at such Qualifying Borrowing Base Property shall again equal or exceed four (4) years.
     (c) Diversification. Once the Borrowing Base Pool contains seven (7) Qualifying Borrowing Base Assets and has a Borrowing Base Value of at least $100,000,000, Borrower must maintain the following diversification limitations at all times:
•	No one Qualifying Borrowing Base Property may constitute 35% or more of the Borrowing Base Value;

•	No one “Metropolitan Statistical Area” (as determined from time to time by the United States Office of Management and Budget) may contain Qualifying Borrowing Base Properties that constitute in the aggregate 40% or more of total Borrowing Base Value; and

•	The rental revenues paid by a single tenant (or group of tenants that are Affiliates of each other) may not comprise more than 20% of the Adjusted Borrowing Base NOI.

•	To the extent that a Qualifying Borrowing Base Property causes any such diversification limitation to be violated, such Qualifying Borrowing Base Property shall still be included in the calculations of Borrowing Base Value and Adjusted Borrowing Base NOI, but the respective amounts so contributed to Borrowing Base Value and Adjusted Borrowing Base NOI by such Qualifying Borrowing Base Properties shall be reduced to the extent necessary to comply with the foregoing diversification limitations. For example, if the Borrowing Base Value attributable to any Qualifying Borrowing Base Property would exceed 35% of the aggregate Borrowing Base

Value without such limitation, such Qualifying Borrowing Base Property’s contribution to Borrowing Base Value shall be reduced such that it is no more than 35% thereof.
     (d) Restriction on Ground Leased Projects. Not more than ten percent (10%) of the Borrowing Base Value and not more than ten percent (10%) of the Adjusted Borrowing Base NOI may at any time be attributable to Qualifying Borrowing Base Properties that are not owned in fee simple, but are instead leased under a Qualifying Ground Lease. To the extent that such percentage limitation is exceeded, such Qualifying Borrowing Base Properties shall still be included in the calculations of Borrowing Base Value and of Adjusted Borrowing Base NOI, but the amounts so contributed to Borrowing Base Value and Adjusted Borrowing Base NOI shall be reduced to the extent necessary to comply with such percentage limitation.
     (ii) Addition of Qualifying Borrowing Base Properties. Not less than twenty (20) Business Days prior to the date on which (a) Borrower expects a Wholly-Owned Subsidiary to acquire a Project that will become a Qualifying Borrowing Base Property or (b) a Project already owned by a Wholly-Owned Subsidiary is to be designated to become a Qualifying Borrowing Base Property, Borrower shall notify the Administrative Agent thereof in writing and thereafter provide the Administrative Agent with the following documents with respect to such Project (a “Proposed Borrowing Base Property”) in form and substance acceptable to the Administrative Agent (the “Eligible Borrowing Base Property Qualification Documents”):
     (a) A formal written request to add such Project to the Borrowing Base Pool specifying the expected date for such addition.
     (b) A current rent roll and operating statement for the Proposed Borrowing Base Property.
     (c) A certificate from the Borrower showing the revised Borrowing Base Value, Borrowing Base diversification (as described in Section 2.22(i)(c)) and other Borrowing Base covenant calculations and compliance on a pro-forma basis that will be in effect after addition of such Proposed Borrowing Base Property.
     (d) A certification from the Borrower that the Proposed Borrowing Base Property is free from all material environmental and structural issues.
     (e) Other documents that may be reasonably requested by the Administrative Agent including, but not limited to copies of rent rolls, ARGUS runs, Leases, estoppels from all tenants under the Leases (to the extent obtainable after commercially reasonable collection efforts), current title insurance commitment and/or title search, together with copies of all title exceptions, current ALTA survey, current property condition reports and current environmental assessments.
     Each of the Lenders shall have fifteen (15) Business Days after it receives notice and delivery thereof to notify the Administrative Agent in writing whether it approves or objects to the proposed Qualifying Borrowing Base Property which objection shall be in reasonable detail outlining why the proposed Qualifying Borrowing Base Property is not an Eligible Borrowing Base Property. If any such Lender does not so approve or object to the proposed Qualifying Borrowing Base Property, that Lender shall be deemed to have approved the proposed Qualifying Borrowing Base Property. If at any time the Administrative Agent shall determine that it does not have all of the Eligible Borrowing Base Property Qualification Documents, it shall promptly notify Borrower and request with specificity any missing documents. The Administrative Agent shall notify Borrower in writing within twenty (20) Business Days after it receives notice thereof and delivery of the Eligible Borrowing Base Property Qualification Documents related thereto if the Required Lenders have approved the proposed Qualifying Borrowing Base Property. If the Administrative Agent on behalf of the Lenders notifies Borrower that such Project has been so approved to become a Qualifying Borrowing Base Property, then, as a condition precedent to such Project actually becoming a Qualifying Borrowing Base Property and being included in the Collateral, Borrower shall satisfy, or shall cause the applicable Subsidiary Guarantor owning such Project to satisfy, the following conditions (the “Collateral Inclusion Conditions”) with respect to such Project: (i) the applicable Subsidiary Guarantor owning such Project shall execute and deliver a Joinder Agreement with respect to the Subsidiary Guaranty, if such Subsidiary Guarantor has not already executed a Subsidiary Guaranty, (ii) Borrower shall execute and deliver (and shall cause any intervening Subsidiaries owning, directly or indirectly, any Equity Interests in such the Subsidiary Guarantor owning such Project to execute and deliver) to the Administrative Agent all instruments, documents, or agreements, including a Collateral Assignment with respect to the Pledged Equity Interests in such owning Subsidiary Guarantor in substantially the same form as the Collateral Assignment attached as Exhibit G, consents and acknowledgments with respect to such Collateral Assignment from such owning Subsidiary Guarantor , membership, partnership and stock certificates, as applicable and blank transfer powers, as the Administrative Agent on behalf of the Lenders shall deem reasonably necessary or desirable to obtain and perfect a first priority security interest in, or Lien on, the Pledged Equity Interests in such owning Subsidiary Guarantor, and the other Collateral with respect thereto as described in the Collateral Assignment, if such documents have not previously been executed and delivered, (iii) cause the following documents with respect to such Substitute Collateral to be delivered, executed and/or filed: (A) a written opinion of the Borrower’s counsel addressed to the Lenders in a form reasonably satisfactory to the Administrative Agent regarding the documents described in clause (ii) above, (B) a evidence that the applicable title company has committed to issue a title insurance policy insuring such Subsidiary Guarantor’s title to the real property constituting the Project in a form, and with such coverages and endorsements, as are all reasonably satisfactory to the Administrative Agent, including without limitation a so-called “mezzanine endorsement” in favor of the Administrative Agent for the benefit of the Lenders in an amount not less than 50% of the Borrowing Base Value attributable to such Substitute Collateral to the extent such an endorsement is authorized to be issued in the state in which such Project is located, and (C) UCC-1 financing statements evidencing and perfecting the security interest granted in the applicable Pledged Equity Interests, and (iv) execute and deliver to the Administrative Agent on behalf of the Lenders a written confirmation that, as of the date such additional Collateral is included in Collateral, all of the representations and warranties contained in Section 5.23 hereof are true and correct in all material respects with respect to such Qualifying Borrowing Base Property as if it were an Initial Borrowing Base Property. Administrative Agent and Borrower shall cooperate in good faith to document and satisfy the Collateral Inclusion Conditions as soon as reasonable possible after approval or deemed approval of the Required Lenders has been obtained.
     (iii) Sale, Contribution or Financing of a Borrowing Base Property. Provided no Default or Unmatured Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.22(iii), including the covenants set forth in clauses (i) and (ii) Section 6.21, Subsidiary may (i) sell a Borrowing Base Property (or Borrower may sell its Pledged Equity Interest in such Subsidiary Guarantor), (ii) contribute a Borrowing Base Property (or Borrower may contribute its Pledged Equity Interest in such Subsidiary Guarantor) to an existing or newly formed Investment Affiliate (iii) create a Lien securing Indebtedness on a Borrowing Base Property or (iv) request that a particular Project no longer constitutes a Borrowing Base Property (for purposes of this Section, such a sale or contribution of a Borrowing Base Property or the creation of such a Lien or recharacterization of such Project shall be referred to as a “Borrowing Base Release Transaction”) upon the following terms and conditions:
     (a) Borrower shall deliver to the Administrative Agent written notice of the desire to consummate such Borrowing Base Release Transaction on or before the date that is ten (10) Business Days prior to the date on which the Borrowing Base Release Transaction is to be effected;
     (b) On or before the date that is five (5) Business Days prior to the date of the Borrowing Base Release Transaction is to be effected, Borrower shall submit to the Administrative Agent a certificate, which shall be subject to the Administrative Agent’s review and reasonable approval, on behalf of the Lenders, setting forth the Borrowing Base Leverage Ratio and Borrowing Base Debt Service Coverage on a pro forma basis as of the date of the proposed Borrowing Base Release Transaction giving effect to: (A) the Borrowing Base Release Transaction, (B) any contemplated paydown of the Outstanding Facility Amount in connection with such Borrowing Base Transaction and (C) any other Projects that became or are becoming a Qualifying Borrowing Base Property prior to the scheduled date of the Borrowing Base Release Transaction (the “Pro Forma Calculations”);
     (c) If the Pro Forma Calculations show that Borrower will be out of compliance with the covenants contained in clauses (i) and (ii) of Section 6.21 or with any of the limitations set forth in the definition of Qualifying Borrowing Base Property or in this Section 2.22, Borrower shall, before the closing of the Borrowing Base Release Transaction, either identify an additional Qualifying Borrowing Base Property that causes Borrower to be in compliance with such covenants and conditions or pay down the Outstanding Facility Amount sufficiently to permit Borrower to be in compliance with those covenants and conditions;
     (d) To the extent that any such sale, disposition or financing of all or a portion of a Qualifying Borrowing Base Property (or of any Pledged Equity Interest in a Subsidiary Guarantor owning such Qualifying Borrowing Base Property) occurs as permitted by this Section 2.22, Borrower shall make a principal payment on the Notes as and to the extent required by Section 2.8(b) of this Agreement.
     (e) Upon the occurrence of the Borrowing Base Release Transaction, the underlying Project shall no longer be a Borrowing Base Property, and the Administrative Agent on behalf of the Lenders shall execute such documents or instruments and take all other actions necessary or advisable on behalf of the Lenders to release the related security interests (including without limitation releases of any Pledged Equity Interests) evidenced by any Security Documents.

     Notwithstanding anything to the contrary in this Section 2.22(iii), no Qualifying Borrowing Base Property shall be release from the Borrowing Base Pool without Required Lender approval if such release will cause the Borrowing Base Pool to have fewer than five (5) Qualifying Borrowing Base Properties remaining or if it would reduce the Borrowing Base Value below $60,000,000.
ARTICLE IIA
LETTER OF CREDIT SUBFACILITY
     2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Execution Date and ending on a date sixty (60) days prior to the Facility Termination Date.
     2A.2 Types and Amounts.The Issuing Bank shall not:
     (i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;
     (ii) issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or
     (iii) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the Facility Termination Date.
     2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof and in the balance of this ArticleIIA, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
     (i) Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;
     (ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and
     (iii) there shall not exist any Default.
     2A.4 Procedure for Issuance of Facility Letters of Credit.
          (a) Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:
(1) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);
(2) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);
(3)  the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day not later than the first to occur of (i) the first anniversary of the Issuance Date or (ii) the last Business Day prior to the then-current Facility Termination Date);
(4) the purpose for which such Facility Letter of Credit is to be issued;
(5) the Person for whose benefit the requested Facility Letter of Credit is to be issued; and
(6) any special language required to be included in the Facility Letter of Credit.
At the time such request is made, Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that Borrower is requesting be issued and shall execute and deliver the Issuing Bank’s customary letter of credit application with respect thereto. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).
          (b) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.
          (c) The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).
          (d) The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

     2A.5 Reimbursement Obligations; Duties of Issuing Bank.
          (a) The Issuing Bank shall promptly notify Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute an Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Base Rate; provided that if a Default exists at the time of any such drawing(s), then Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.
          (b) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.
     2A.6 Participation.
          (a) Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto) and all related rights hereunder. Each Lender’s obligation to make further Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Percentage of the undrawn portion of each Facility Letter of Credit outstanding.
          (b) In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. Lender’s payments of its Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.
          (c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.
          (d) Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.
          (e) The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
     2A.7 Payment of Reimbursement Obligations.
          (a) Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set-off, defense or other right which Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (ii) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Facility Letter of Credit);
     (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
     (v) the occurrence of any Default or Unmatured Default.

          (b) In the event any payment by Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.
     2A.8 Compensation for Facility Letters of Credit.
(i) Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders (including the Issuing Bank), based upon the Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the LIBOR Applicable Margin in effect from time to time hereunder while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in advance on the Issuance Date of such Facility Letter of Credit and on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit. The Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof. Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.
          (b) The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (A) $1,500 or (B) one-eighth of one percent (0.125%) per annum to be calculated on the face amount of each Facility Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis. The issuance fee shall be payable by Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.
2A.9 Letter of Credit Collateral Account. Borrower hereby agrees that it will immediately upon the request of the Administrative Agent, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits Borrower is required to make after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Lenders acknowledge and agree that Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 8.1 hereof.

ARTICLE III.
CHANGE IN CIRCUMSTANCES
     3.1. Yield Protection. Subject to the provisions of Section 3.6, if, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) subjects any Lender or any applicable Lending Installation party hereto to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Loans, or
     (ii) imposes or increases or makes applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or
     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Loans or Commitment, then, subject to the provisions of Section 3.6, Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     3.2. Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the June 2006 report of the Basel

Committee on Banking Regulation and Supervisory Practices Entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3. Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Advances of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination. If Borrower is required to so repay a LIBOR Advance, Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Base Rate Advance.
     3.4. Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Advance is not made on the date specified by Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the LIBOR Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.
     3.5. Taxes.
     (i) All payments by Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (ii) In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

     (iii) Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (v) For any period during which a Non-U.S. Lender has failed to provide Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.
     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.
     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent Borrower participated in the actions giving rise to such liability.
     3.6. Lender Statements; Survival of Indemnity. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, Borrower shall not be required to pay the same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, such Lender shall provide Borrower with not less than thirty (30) days written notice (with a copy to the Administrative Agent) specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount; provided that Borrower is not required to compensate Lender pursuant to Sections 3.1, 3.2 or 3.5 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the events giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Base Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV.
CONDITIONS PRECEDENT
     4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder or issue the initial Facility Letter of Credit hereunder, unless (a) Borrower shall, prior to or concurrently with such initial Advance or issuance, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following

     (i) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, this Agreement, the Subsidiary Guaranty, the Parent Guaranty, the Collateral Assignment and the other Security Documents;
     (ii) (A) Certificates of good standing for Borrower, the Parent Guarantor and each Subsidiary Guarantor, from the State of Delaware for Borrower and the states of organization of the Parent Guarantor and each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, for each other jurisdiction where the failure of such Subsidiary Guarantor to so qualify or be licensed (if required) is reasonably expected to have a Material Adverse Effect;
     (iii) Copies of the formation documents (including code of regulations, if appropriate) of Borrower, the Parent Guarantor and the Subsidiary Guarantors, certified by an officer of Borrower, Parent Guarantor or such Subsidiary Guarantor, as appropriate, together with all amendments thereto;
     (iv) Incumbency certificates, executed by officers of Borrower, Parent Guarantor and the Subsidiary Guarantors, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Borrower, Parent Guarantor or any such Subsidiary Guarantor;
     (v) Copies, certified by a Secretary or an Assistant Secretary of Borrower, Parent Guarantor and each Subsidiary Guarantor, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Advances provided for herein, with respect to Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by Borrower, Parent Guarantor and each Subsidiary Guarantor hereunder;
     (vi) A written opinion of Borrower’s, Parent Guarantor’s and Subsidiary Guarantors’ counsel, addressed to the Lenders in form and substance as the Administrative Agent may reasonably approve;
     (vii) A certificate, signed by an officer of Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of Borrower are true and correct as of the initial Borrowing Date provided that such certificate is in fact true and correct;
     (viii) The most recent financial statements of Borrower;
     (ix) UCC financing statement, judgment, and tax lien searches with respect to Borrower, Parent Guarantor and each Subsidiary Guarantor from their respective states of organization;
     (x) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
     (xi) Evidence that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid, or will be paid out of the proceeds of the initial Advance hereunder;
     (xii) Delivery of all Eligible Borrowing Base Property Qualification Documents and the satisfaction of all Collateral Inclusion Conditions with respect to the Initial Borrowing Base Properties, which must be comprised of at least four Borrowing Base Properties having a Borrowing Base Value of at least $50,000,000; and
     (xiii) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
     4.2. Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:
     (i) There exists no Default or Unmatured Default;
     (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to Borrower and to any Subsidiary in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;
     (iii) Borrower has furnished the Administrative Agent with the certificate required under Section 4.1(xiii) certifying the then-current Borrowing Base Value; and
     (iv) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be reasonably satisfactory to the Lenders and their counsel.
     Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to the Lenders that:
     5.1. Existence. Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is duly qualified, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Parent Guarantor and Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. Authorization and Validity. Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3. No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of its Subsidiaries or Borrower’s or any Subsidiary’s limited liability company agreements, or the provisions of any indenture, instrument or agreement to which Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default is not reasonably expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.
     5.4. Financial Statements; Material Adverse Effect. All consolidated financial statements of Parent Guarantor, Borrower and Borrower’s Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of Parent Guarantor, Borrower and Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.5. Taxes. Parent Guarantor, Borrower and Borrower’s Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of Parent Guarantor, Borrower and Borrower’s Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.6. Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Parent Guarantor, Borrower or any of Borrower’s Subsidiaries which is reasonably be expected to have a Material Adverse Effect. Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in

Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.
     5.7. Subsidiaries; Investment Affiliates. Schedule 1 hereto contains, an accurate list of all Subsidiaries of Parent Guarantor, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by Parent Guarantor, Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Subsidiary. Schedule 6 hereto contains an accurate list of all Investment Affiliates of the Consolidated Group, including the correct legal name of such Investment Affiliate, the type of legal entity which each such Investment Affiliate is, and the type and amount of all equity interests in such Investment Affiliate held directly or indirectly by members of the Consolidated Group.
     5.8. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Parent Guarantor, Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     5.9. Accuracy of Information. No information, exhibit or report furnished by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
     5.10. Regulation U. Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.
     5.11. Material Agreements. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably be expected to have a Material Adverse Effect. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default is reasonably expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.
     5.12. Compliance With Laws. Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower has

received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
     5.13. Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, Borrower and Borrower’s Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it.
     5.14. Investment Company Act. Neither Parent Guarantor, nor Borrower nor any Subsidiary of Borrower or Parent Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.15. Affiliate Transactions. Except as permitted by Section 6.17, neither Parent Guarantor, Borrower, nor any of Borrower’s Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower or any of Borrower’s Subsidiaries is a party.
     5.16. Solvency.
     (i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (ii) Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     5.17. Insurance. Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are required pursuant to the insurance requirements attached hereto as Exhibit J and made a part hereof:

     5.18. REIT Status. Parent Guarantor is qualified as a real estate investment trust under Section 856 of the Code, is a self-directed and self-administered real estate investment trust and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.
     5.19. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as disclosed in environmental reports delivered to the Administration Agent or on Schedule 4 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, are not reasonably be expected to have a Material Adverse Effect:
     (a) To the best knowledge of Borrower, the Projects of Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws.
     (b) To the best knowledge of Borrower, (i) the Projects of Borrower and its Subsidiaries and all operations at such Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
     (c) Neither Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) To the best knowledge of Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of Borrower or any such Subsidiary under, any applicable Environmental Laws.
     (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or, to Borrower’s knowledge, will be named as a party with respect to the Projects of Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of Borrower and its Subsidiaries.
     (f) To the best knowledge of Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of Borrower and its Subsidiaries, or arising from or related to the operations of Borrower and its Subsidiaries in connection with such Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     5.20. Borrowing Base. As of the Agreement Execution Date, Schedule 7 is a correct and complete list of the Initial Borrowing Base Properties, including all applicable ownership information and:
     (a) Each of the Borrowing Base Properties is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the industrial buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Facility Termination Date the insurance prescribed in Section 5.17 hereof.
     (b) To Borrower’s knowledge, each of the Borrowing Base Properties and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement) and other similar laws (“Applicable Laws”).
     (c) Each of the Borrowing Base Properties is served by all utilities required for the current or contemplated use thereof.
     (d) To Borrower’s knowledge, all public roads and streets necessary for service of and access to each of the Borrowing Base Properties for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.
     (e) Except as disclosed in any property condition reports delivered by the Administrative Agent, Borrower is not aware of any material latent or patent structural or other significant deficiency of the Borrowing Base Properties. Each of the Borrowing Base Properties is free of damage and waste that would materially and adversely affect the value of such Borrowing Base Property, is in good condition and repair and to Borrower’s knowledge there is no deferred maintenance other than ordinary wear and tear. Each of the Borrowing Base Properties is free from damage caused by fire or other casualty.
     (f) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Borrowing Base Properties are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.
     (g) To Borrower’s knowledge, all improvements on each Borrowing Base Property lie within the boundaries and building restrictions of the legal description of record of such Borrowing Base Property, no improvements encroach upon easements benefiting the Borrowing Base Properties other than encroachments that do not materially adversely affect the use or occupancy of the Borrowing Base Properties and no improvements on adjoining properties encroach upon the Borrowing Base Properties or upon easements benefiting the Borrowing Base Properties other than encroachments that do not materially adversely affect the use or occupancy of the Borrowing Base Properties.
     (h) To Borrower’s knowledge, all Leases are in full force and effect. Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, under any Lease which demises any material portion of the related Borrowing Base Property.
     (i) There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Borrowing Base Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Borrowing Base Properties during such proceedings. Each of the Borrowing Base Properties is taxed separately without regard to any other property not included in the Borrowing Base Properties.
     (j) No condemnation proceeding or eminent domain action is pending or threatened against any of the Borrowing Base Properties which would impair the use, value, sale or occupancy of such Borrowing Base Property (or any portion thereof) in any material manner.
     (k) Each of the Borrowing Base Property is not, nor is any direct or indirect interest of Borrower or any Subsidiary Guarantor in any Borrowing Base Property or in the Pledged Equity Interest with respect to any owner of a Borrowing Base Property, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of Borrower and the Subsidiary Guarantors).
     (l) The Collateral Assignment creates a valid first priority security interest in the Pledged Equity Interests, subject only to Permitted Liens.
     5.21. Intellectual Property.
     (i) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.
     (ii) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.

     (iii) No claim has been asserted by any Person with respect to the use of any Intellectual Property by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property.
     (iv) The use of such Intellectual Property by Parent Guarantor, Borrower and each of Borrower’s Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Borrower or any of Borrower’s Subsidiaries that could be reasonably expected to have a Material Adverse Effect.
     5.22. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as provided in the Fee Letter, no other similar fees or commissions will be payable by any Lender for any other services rendered to Parent Guarantor, Borrower, any of the Subsidiaries of Borrower or any other Person ancillary to the transactions contemplated hereby.
     5.23. No Bankruptcy Filing. Neither, Parent Guarantor, Borrower nor any of Borrower’s Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any of such Persons.
     5.24. No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Parent Guarantor, Borrower or the Subsidiary Guarantors with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
     5.25. Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Parent Guarantor, Borrower and the Subsidiary Guarantors. The direct and indirect benefits to inure to Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to guaranty the Obligations, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and its subsidiaries to have available financing to conduct and expand their business. Borrower and its Subsidiaries constitute a single integrated financial enterprise and receives a benefit from the availability of credit under this Agreement.
     5.26. Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.
     5.27. Tax Shelter Representation. Borrower does not intend to treat the Loans, and/or related transactions as being a “reportable transaction” (within the meaning of United States Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If Borrower so notifies the Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.
     5.28. Anti-Terrorism Laws.
     (i) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     (ii) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries, or any of their brokers or other agents acting with respect to or benefiting from this Agreement is a Prohibited Person. A “Prohibited Person” is any of the following:
               (1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (3) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (5) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.
     (iii) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     None of Parent Guarantor, Borrower and Borrower’s Subsidiaries shall (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower’s compliance herewith).
     5.29. Survival. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries prior to the Agreement Execution Date and delivered to the Administrative Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VI.
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1. Financial Reporting. Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
     (i) As soon as available, but in any event not later than 45 days after the close of each of the first three fiscal quarters of each year, for Parent Guarantor, Borrower and Borrower’s Subsidiaries, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of Parent Guarantor, Borrower and Borrower’s Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by an Authorized Officer;
     (ii) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for Parent Guarantor, Borrower and Borrower’s Subsidiaries, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by the entity’s chief financial officer or chief accounting officer: an updated rent roll and operating statement for each Borrowing Base Property and such other information on all Projects as may be reasonably requested;
     (iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for Parent Guarantor, Borrower and Borrower’s Subsidiaries audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent;

     (iv) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by an Authorized Officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
     (v) As soon as possible and in any event within 10 days after receipt by an Authorized Officer of Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any of its Subsidiaries, which, in either case, is reasonably expected to have a Material Adverse Effect;
     (vi) Promptly upon becoming aware of the same and to the extent Parent Guarantor, Borrower, or any of its Subsidiaries, are aware of the same, notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Parent Guarantor, Borrower, any of its Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $5,000,000, and notice of the receipt of notice that any United States income tax returns of Parent Guarantor, Borrower or any of its Subsidiaries are being audited;
     (vii) Promptly upon becoming available, a copy of any amendment to a formation document of Borrower;
     (viii) Promptly upon becoming aware of the same, notice of any change in the senior management of Parent Guarantor, Borrower, or any of its Subsidiaries, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, or any of its Subsidiaries which has or is reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or is reasonably be expected to have a Material Adverse Effect;
     (ix) Promptly upon becoming aware of entry of the same, notice of any order, judgment or decree in excess of $5,000,000 having been entered against Parent Guarantor, Borrower, or any of its Subsidiaries or any of their respective properties or assets;
     (x) Promptly upon receipt of the same, notice if Parent Guarantor, Borrower, or any of its Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which is reasonably be expected to have a Material Adverse Effect; and
     (xi) Such other information (including, without limitation, financial statements for Parent Guarantor, Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     6.2. Use of Proceeds. Borrower will use the proceeds of the Advances to finance Borrower’s or its Subsidiaries’ acquisition of Projects or for general corporate working capital purposes. Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Entity Acquisition other than a Permitted Acquisition.
     6.3. Notice of Default. Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4. Conduct of Business. Parent Guarantor and Borrower will do, and will cause each of their respective Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted hereunder and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each jurisdiction in which any Project owned (or leased pursuant to an Qualified Ground Lease) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified is reasonably be expected to have a Material Adverse Effect, and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so is reasonably be expected to have a Material Adverse Effect and, specifically, neither Parent Guarantor, Borrower nor Borrower’s Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of industrial properties, and ancillary businesses specifically related to industrial properties. Parent Guarantor and Borrower shall, and shall cause each of their respective Subsidiaries, to develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act and shall promptly advise the Administrative Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.
     6.5. Taxes. Parent Guarantor and Borrower will pay, and will cause each of their respective Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
     6.6. Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Projects and Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.
     6.7. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which is reasonably be expected to have a Material Adverse Effect.
     6.8. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects in good repair, working order and condition, ordinary wear and tear excepted.

     6.9. Inspection. Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable advance notice, by their respective representatives and agents, to inspect during regular business hours any of the Projects, corporate books and financial records of Borrower and each of their respective Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent Guarantor, Borrower and each of their respective Subsidiaries, and to discuss the affairs, finances and accounts of Parent Guarantor, Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.
     6.10. Maintenance of Status; Modification of Formation Documents. Parent Guarantor shall at all times maintain its status as a self-directed, self-administered real estate investment trust in compliance with all applicable provisions of the Code relating to such status. Neither Parent Guarantor nor Borrower shall amend any of its articles of incorporation, limited liability company agreements, or by-laws, as applicable, without the prior written consent of the Administrative Agent in a manner that is reasonably expected to have a Material Adverse Effect. Parent Guarantor and Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any amendment or modification of any formation documents of Borrower or such Subsidiary which would have a Material Adverse Effect.
     6.11. Dividends. Provided there is no then-existing Default hereunder with respect to the payment of any of the Obligations, Parent Guarantor shall be permitted to declare and pay dividends on its Capital Stock from time to time in amounts determined by Parent Guarantor, provided, however, that in no event shall Parent Guarantor declare or pay dividends on its Capital Stock or make distributions with respect thereto to (including dividends paid and distributions actually made with respect to gains on property sales and any Preferred Dividends as Parent Guarantor may be contractually required to make from time to time) if such dividends and distributions paid on account of any fiscal year of Parent Guarantor, in the aggregate for such period, would exceed (A) 110% of Funds from Operations for the first fiscal year of Parent Guarantor ending after the Agreement Execution Date, (B) 100% of Funds from Operations for the second fiscal year of Parent Guarantor ending after the Agreement Execution Date and (C) 95% of Funds From Operations for each fiscal year of Parent Guarantor thereafter. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 6.11, Parent Guarantor shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.
     6.12. Merger; Sale of Assets. Borrower will not, nor will it permit any of its Subsidiaries to, without prior notice to the Administrative Agent and without providing a certification of compliance with the Loan Documents enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries (but not Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary and (b) mergers solely to change the jurisdiction of organization of a Subsidiary Guarantor, provided that, in any event, approval in advance by the Required Lenders shall be required for transfer or disposition in any quarter of assets with an aggregate value greater than 15% of Consolidated Gross Asset Value, or any merger of the Parent Guarantor, Company or Subsidiary into another operating entity which would result in an increase to the Consolidated Gross Asset Value of more than 50%.

     6.13. Subsidiary Guarantors. Borrower shall cause each of its existing Wholly-Owned Subsidiaries which owns a Borrowing Base Property, as identified on Schedule 5 attached hereto and made a part hereof, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. Borrower shall cause each Wholly-Owned Subsidiary which hereafter owns a Borrowing Base Property to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty. Borrower covenants and agrees that each such Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary foreign qualifications required to conduct its business. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business. If any Subsidiary Guarantor proposes to incur Secured Indebtedness or sell or contribute all of its assets or otherwise desires to be released from its obligations under the Subsidiary Guaranty, then such Subsidiary Guarantor will be released from its obligations under the Subsidiary Guaranty subject in each case to compliance with the applicable restrictions and other provisions of Section 2.22(iii),. The Administrative Agent shall execute and deliver to Borrower a release of the Pledged Equity Interests such Subsidiary from the Collateral Assignment, upon receipt by the Administrative Agent of all amounts required to be paid under Section 2.22(iii) above. Such release shall become effective upon the date that such Subsidiary complies with the provisions of Section 2.22(iii) of this Agreement.
     6.14. Sale and Leaseback. Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Borrowing Base Property in order to concurrently or subsequently lease such Property as lessee.
     6.15. Acquisitions and Investments. Borrower will not, nor will it permit any Subsidiary of Borrower to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries of Borrower), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Entity Acquisition of any Person, except:
     (i) Cash Equivalents;
     (ii) Investments in existing Subsidiaries of Borrower, Investments in Subsidiaries of Borrower formed for the purpose of developing or acquiring industrial properties, or Investments in existing or newly formed joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing industrial properties;
     (iii) transactions permitted pursuant to Section 6.12; and
     (iv) Investments permitted pursuant to Section 6.23; and
     (v) Entity Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of industrial properties;

provided that, after giving effect to such Entity Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Entity Acquisitions permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Acquisitions”.
     6.16. Liens. Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or any of its Subsidiaries, except:
     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
     (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
     (iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or its Subsidiaries; and
     (v) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.
Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.
     6.17. Affiliates. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
     6.18. Swap Contracts. Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Swap Contract, except to the extent required to protect Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.
     6.19. Variable Interest Indebtedness. Borrower and its Subsidiaries shall not at any time permit the outstanding principal balance of Consolidated Total Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed the greater of (i) $50,000,000 or (ii) twenty-five percent (25%) of Consolidated Gross Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Swap Contract approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.

     6.20. Consolidated Tangible Net Worth. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall maintain a Consolidated Tangible Net Worth of not less than $145,000,000 plus eighty percent (80%) of the equity contributions or sales of Capital Stock received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries after the Agreement Execution Date.
     6.21. Indebtedness and Cash Flow Covenants. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall not permit:
     (i) the Borrowing Base Leverage Ratio to be greater than fifty percent (50%) at any time, unless Borrower cures such event as described and within the time period permitted under Section 2.8(b);
     (ii) the Borrowing Base Debt Service Coverage to be less than 1.60 to 1.00, at any time, unless Borrower cures such event as described and within the time period permitted under Section 2.8(b);
     (iii) Consolidated Total Indebtedness to be more than 0.60 times Consolidated Gross Asset Value at any time;
     (iv) Adjusted EBITDA to be less than 1.75 times Consolidated Fixed Charges at any time;
     (v) Secured Indebtedness to be more than 0.50 times Consolidated Gross Asset Value at any time; and
     (vi) any Recourse Indebtedness to exist, other than the Obligations under this Agreement and up to $10,000,000 in the aggregate of other Recourse Indebtedness;
     6.22. Environmental Matters. Borrower and its Subsidiaries shall:
     (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so is not be reasonably expected to have a Material Adverse Effect; provided that in no event shall Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings is not be reasonably expected to have a Material Adverse Effect, or (ii) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower and its Subsidiaries and the failure to contest the same is not be reasonably expected to have a Material Adverse Effect.
     (c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Borrower, its Subsidiaries or their Projects (excluding loss arising from actions taken by the owner of any Borrowing Base Property [or any other person who is not an Affiliate of the Borrower] from and after the date on which the Pledged Equity Interests in the Subsidiary Guarantor owing such Borrowing Base Property have been sold pursuant to the exercise of the Lenders’ rights under the Collateral Assignment) or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
     (d) Prior to the acquisition of a new Project after the Agreement Execution Date, perform or cause to be performed an environmental investigation which investigation shall include preparation of a “Phase I” report and, if appropriate in Borrower’s reasonable discretion, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that the such Project is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Administrative Agent and remediation actions satisfactory to the Administrative Agent are being taken and at a minimum comply with all the specifications and procedures attached hereto as Exhibit H. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.
     6.23. Permitted Investments.
     (a) The Consolidated Group’s aggregate Investment in Investment Affiliates and (valued at the greater of the cash investment in that entity by the Consolidated Group or the portion of Consolidated Gross Asset Value attributable to such entity or its assets, as the case may be) shall not at any time exceed fifteen percent (15%) of Consolidated Gross Asset Value.
     (b) The Consolidated Group’s aggregate Investment in Construction in Progress (with each asset valued at its cost basis) shall not at any time exceed ten percent (10%) of Consolidated Gross Asset Value.
     (c) The Consolidated Group’s aggregate Investment in Unimproved Land (with each asset valued at its cost basis) shall not at any time exceed five percent (5%) of Consolidated Gross Asset Value.

     (d) The Consolidated Group’s aggregate Investment in Unimproved Land and Drop Lots (with each asset valued at its cost basis), in the aggregate, shall not at any time exceed fifteen percent (15%) of Consolidated Gross Asset Value.
     (e) Notwithstanding the foregoing individual limitations by type of asset, the Consolidated Group’s Investment in the above items (a)-(d) in the aggregate shall not at any time exceed twenty percent (20%) of Consolidated Gross Asset Value.
     6.24. Lease Approvals. Provided no Default shall have occurred and be continuing hereunder, Borrower may permit any Subsidiary of Borrower to enter into, modify or amend any Lease without the prior written consent of any Lender, provided such proposed Lease (a) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant, the length of term and the location and the amount of space rented) as of the date of such Lease is executed by the applicable Subsidiary and (b) is an arm’s length transaction with a bona fide independent third-party tenant whose identity and creditworthiness are appropriate for a property comparable to the applicable Project. Borrower may also permit any Subsidiary of Borrower to modify, amend or terminate any Lease without the prior approval of any Lender, provided, however, in the event that any such Subsidiary terminates a Lease, any termination fee shall be reserved by such Subsidiary and used for future leasing commission and tenant inducement costs in connection with reletting such space.
     6.25. Prohibited Encumbrances. Borrower agrees that neither Borrower nor any other member of the Consolidated Group shall (i) create a Lien against any Project other than a single first-priority mortgage or deed of trust, (ii) create a Lien on any Capital Stock or other ownership interests in any member of the Consolidated Group or any Investment Affiliate (other than (A) Liens securing the Facility Obligations as provided herein or (B) Liens against the Capital Stock or other ownership interests in any Subsidiary which owns only one or more Projects encumbered by a Lien permitted under clause (i) of this Section 6.25 in favor of the holder of the Lien against such Project), or (iii) enter into or be subject to any agreement governing any Indebtedness which constitutes a Negative Pledge (other than restrictions on further subordinate Liens on Projects or ownership interests therein permitted to be encumbered under clauses (i) or (ii) of this Section 6.25).
     6.26. Further Assurances. Borrower shall, at Borrower’s cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
     6.27. Distribution of Income to Borrower. Borrower shall cause all of its Subsidiaries to promptly distribute to Borrower (but not less frequently than once each fiscal quarter of Borrower unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices or (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering any Projects of such Subsidiary.

ARTICLE VII.
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1. Nonpayment of any principal payment on any Note when due.
     7.2. Nonpayment of interest upon any Note or of any facility fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
     7.3. The breach of any of the terms or provisions of Article VI.
     7.4. Any representation or warranty made or deemed made by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be false on the date as of which made the result of which is reasonably expected to have a Material Adverse Effect; provided, however, if such untrue representation and warranty is susceptible of being cured, upon the same not being cured within thirty (30) days of receipt of notice from the Administrative Agent.
     7.5. The breach by Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent, or if such breach is not susceptible of being so remedied using commercially reasonable efforts within such fifteen (15)day period and so long as Borrower shall have commenced and shall thereafter diligently pursue cure of the same, such fifteen (15) day period shall be extended for such time as is reasonably necessary for Borrower to remedy such breach, such additional period not to exceed ninety (90) days.
     7.6. Failure of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to pay when due any Recourse Indebtedness in excess of $1,000,000 in the aggregate or any other Consolidated Outstanding Indebtedness (other than the Obligations hereunder and Indebtedness under Swap Contracts) in excess of $10,000,000 in the aggregate (collectively, “Material Indebtedness”); or the default by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or, under any Swap Contract, the occurrence of an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Parent Guarantor, Borrower or any Subsidiary of Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which Parent Guarantor, Borrower or any Subsidiary of Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Parent Guarantor, Borrower or such Subsidiary of Borrower as a result thereof is greater than $1,000,000.
     7.7. Parent Guarantor, Borrower, or any Subsidiary of Borrower shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any

Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
     7.8. A receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent Guarantor, Borrower or any Subsidiary of Borrower or for any Substantial Portion of the Property of Parent Guarantor, Borrower or such Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against Parent Guarantor, Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
     7.9. Parent Guarantor, Borrower or any of the Subsidiary Guarantors shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments, warrants, writs of attachment, execution or similar process or orders for the payment of money in an amount which, when added to all other judgments, warrants, writs, executions, processes or orders outstanding against Parent Guarantor, Borrower or any of the Subsidiary Guarantors would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
     7.10. Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
     7.11. Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.
     7.12. Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by Borrower or any of its Subsidiaries or Investment Affiliates that are reasonably expected to have a Material Adverse Effect.
     7.13. The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

     7.14. Any Change of Control shall occur.
     7.15. Any Change in Management shall occur.
     7.16. A federal tax lien shall be filed against Parent Guarantor, Borrower or any of Borrower’s Subsidiaries under Section 6323 of the Code or a lien of the PBGC shall be filed against Parent Guarantor, Borrower or any of Borrower’s Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of sixty (60) days after the date of filing.
ARTICLE VIII.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration. If any Default described in Sections 7.7 or 7.8 occurs with respect to Borrower, the obligations of the Lenders to make Loans and to issue Facility Letters of Credit hereunder shall automatically terminate and the Facility Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Facility Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by Borrower and any Subsidiary Guarantor under the Loan Documents.
     In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Facility Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to Borrower.
     If, within 10 days after acceleration of the maturity of the Facility Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Sections 7.7 or 7.8 with respect to Borrower) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:
     (i) Extend the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or of the Facility Letter of Credit Obligations or of the Unused Fee, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or fees.
     (ii) Release any Pledged Equity Interest, release the Parent Guarantor from the Parent Guaranty or release any Subsidiary Guarantor from the Subsidiary Guaranty, except as permitted in Section 2.22(iii) and Section 6.13.
     (iii) Reduce the percentage specified in the definition of Required Lenders.
     (iv) Increase the Aggregate Commitment beyond $150,000,000.
     (v) Permit Borrower to assign its rights under this Agreement.
     (vi) Amend Sections 8.1, 8.2 or 11.2.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.
     8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
     8.4. Application of Funds. After the acceleration of the Facility Obligations as provided for in Section 8.1 (or after the Facility Obligations have automatically become immediately due and payable and Borrower has been required to make a deposit in the Letter of Credit Collateral Account as set forth in Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     (i) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     (ii) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (ii) payable to them;
     (iii) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Facility Letter of Credit Reimbursement Obligations and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them;
     (iv) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Facility Letter of Credit Reimbursement Obligations and to deposit in the Letter of Credit Collateral Account the undrawn amounts of Letters of Credit, ratably among the Lenders, and the Issuing Bank in proportion to the respective amounts described in this clause (iv) held by them;
     (v) to payment of that portion of the Obligations constituting Related Swap Obligations ratably among the Lenders and Affiliates of Lenders holding such Related Swap Obligations in proportion to the respective amounts described in this clause (v) held by them; and
     (vi) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
ARTICLE IX.
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.
     9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
     9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other

(except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
     9.7. Expenses; Indemnification. Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their directors and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and reasonable expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of Borrower under this Section shall survive the termination of this Agreement.
     9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.11. Nonliability of Lenders. The relationship between Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.
     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF

CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     9.13. CONSENT TO JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.
     9.14. WAIVER OF JURY TRIAL. BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
ARTICLE X.
THE ADMINISTRATIVE AGENT
     10.1. Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.
     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of Borrower or any Subsidiary Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by Borrower to the Administrative Agent at such time, but is voluntarily furnished by Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by Borrower for which the Administrative Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section 10.3, The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
     10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. If the Administrative Agent shall be grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed by written notice received by the Administrative Agent from all Lenders holding 66 2/3% of that portion of the Aggregate Commitment not held by the Administrative Agent, such removal to be effective on the date specified by the other Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
     10.12. Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.
     10.13. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. Notwithstanding anything to the contrary contained herein, the failure of a Lender to respond with such a written approval or disapproval within such time period shall not result in such Lender becoming a Defaulting Lender.

     10.14. Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that the amount of the Commitment of the Defaulting Lender may not be changed without its consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by Borrower or the Guarantor and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.
ARTICLE XI.
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due.
     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2. Participations.
     (i) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     (ii) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

     (iii) Benefit of Setoff. Borrower agrees that each Participant which has previously advised Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
     12.3. Assignments.
     (i) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any Eligible Assignee all or any portion (greater than or equal to $5,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $5,000,000) of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.
     (ii) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Eligible Assignee to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Eligible Assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Eligible Assignee. Upon the consummation of any assignment to a Eligible Assignee pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and its Subsidiaries, subject to Section 9.11 of this Agreement.
     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.
ARTICLE XIII.
NOTICES
     13.1. Giving Notice. Except as otherwise permitted by Section 2.14 with respect to certain notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and any notice, if transmitted by email, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service on the date of such email).
     13.2. Change of Address. Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV.
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.
(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, Borrower and the Lenders, individually and in their respective capacities as Agents, have executed this Agreement as of the date first above written.

TERRENO REALTY LLC, a Delaware limited liability company

By: TERRENO REALTY CORPORATION, a Maryland corporation, its sole member
By:	/s/ Michael A. Coke
	Print Name:	Michael A. Coke
	Title:	President and Chief Financial Officer

Address for Notices: 16 Maiden Lane, Fifth Floor San Francisco, CA 94108

S-1

COMMITMENT: $50,000,000	KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent
	By:	/s/ Joshua K. Mayers
		Print Name:	Joshua K. Mayers
		Title:	Vice President

127 Public Square, 8th Floor OH-01-27-0839 Cleveland, Ohio 44114 Phone: 216-689-0213 Facsimile: 216-689-5819 Attention: Joshua Mayers Joshua_Mayers@KeyBank.com

With a copy to:

KeyBank National Association 800 Superior, 6th Floor Cleveland, Ohio 44114 Phone: 216-828-7904 Facsimile: 216-828-7523 Attention: John Hyland

S-2

EXHIBIT A
AMENDMENT REGARDING INCREASE
     This Amendment to Credit Agreement (the “Agreement”) is made as of _____, _________, by and among Terreno Realty LLC (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.
R E C I T A L S
     A. Borrower, Administrative Agent and certain other Lenders have entered into a Secured Credit Agreement dated as of March 24, 2010 (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
     B. Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $50,000,000. Borrower and the Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $____________; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.
     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
     1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
     2. From and after ______, ___ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.
     3. From and after the Effective Date, the Aggregate Commitment shall equal ___ Million Dollars ($___,000,000).
     4. For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.
     5. Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and Borrower has no offsets or claims against any of the Lenders.

A-1

     6. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.
     7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

TERRENO REALTY LLC, a Delaware limited liability company By: TERRENO REALTY CORPORATION, a Maryland corporation, its sole member
By:
Print Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent
By:
Print Name:
Title:

[NAME OF NEW LENDER]
By:
Print Name:
Title:

[Address of New Lender] Phone: Facsimile: Attention: Amount of Commitment:

A-2

EXHIBIT B
FORM OF NOTE
March __, 2010
     Terreno Realty LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of _________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to Borrower pursuant to Article II of the Secured Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Secured Credit Agreement, dated as of March 24, 2010 among Borrower, KeyBank National Association, individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is a Default under the Agreement or any other Loan Document and Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Agent and the Lenders under such documents, Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Agent and the Lenders in connection with the exercise of such remedies.
     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower and any endorsers hereof.
     This Note shall be governed and construed under the internal laws of the State of New York.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

TERRENO REALTY LLC, a Delaware limited liability company By: TERRENO REALTY CORPORATION, a Maryland corporation, its sole member
By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF TERRENO REALTY LLC,
DATED MARCH __, 2010

Date	Principal Amount of Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

EXHIBIT C
COMPLIANCE CERTIFICATE
KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio 44114
Re:	Senior Revolving Credit Agreement dated as of March 24, 2010 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between TERRENO REALTY LLC (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).
     Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.
     Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.
     The undersigned hereby further certifies to the Lenders that:
     1. Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     2. Review of Condition. The undersigned has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of Borrower set forth in the Agreement and the covenants of Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower through the reporting periods.
     3. Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period (other than those representations made as of a specific date which Borrower certifies were true as of such date) except as expressly noted on Schedule B hereto.
     4. Covenants. To the undersigned’s actual knowledge, during the reporting period, Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by Borrower, except as expressly noted on Schedule B hereto.

C-1

     5. No Default. To the undersigned’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.
     IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of                     .

TERRENO REALTY LLC, a Delaware limited liability company
By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:
Name:
Title:

C-2

EXHIBIT D
ASSIGNMENT AGREEMENT
     This Assignment Agreement (this “Assignment Agreement”) between (the “Assignor”) and (the “Assignee”) is dated as of , . The parties hereto agree as follows:
     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include the consent of the Agent required by Section 12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.
     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Base Rate Loans assigned to the Assignee hereunder and (ii) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the LIBOR Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the “LIBOR Rate Due Date”), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the LIBOR Rate Due Date. If the Assignor and the Assignee agree that the applicable LIBOR Rate Due Date for such LIBOR Loan shall be the Effective Date, they shall agree, solely for purposes of dividing interest paid by Borrower on such LIBOR Loan, to an alternate interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the related LIBOR Interest Period (the “Agreed Interest Rate”) and any interest received by the Assignee in excess of the Agreed Interest Rate, with respect to such LIBOR Loan for such period, shall be remitted to the Assignor. [In the event interest for any period from the Effective Date to but not including the LIBOR Rate Due Date is not paid when due by Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement.] In the event a prepayment of any LIBOR Loan which is existing on the Effective Date and assigned by the Assignor to the Assignee hereunder occurs after the Effective Date but before the applicable LIBOR Rate Due Date, the Assignee shall remit to the Assignor any excess of the funding indemnification amount paid by Borrower under Section 3.4 of the Credit Agreement an account of such prepayment with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment amount were calculated based on the Agreed Interest Rate and only covered the portion of the LIBOR Interest Period after the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent with respect to any LIBOR Loan prior to its LIBOR Rate Due Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Base Rate Loans or fees, or the LIBOR Rate Due Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.
     5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or facility fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or facility fees attributable to the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was calculated at the rate of   % rather than the actual percentage used to calculate the interest rate paid by Borrower or if the Unused Fee was calculated at the rate of   % rather than the actual percentage used to calculate the Unused Fee paid by Borrower, as applicable. In addition, the Assignee agrees to pay   % of the fee required to be paid to the Agent in connection with this Assignment Agreement.
     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim created by the Assignor and that it has all necessary right and authority to enter into this Assignment. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
     7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**
**to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.
     8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.
     9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.
     10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective

Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.
     11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
     12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.
     13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

SCHEDULE 1

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT
Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

SCHEDULE 1
to Assignment Agreement

1.	Description and Date of Credit Agreement:

2.	Date of Assignment Agreement:	,

3.	Amounts (As of Date of Item 2 above):

a.	Aggregate Commitment (Loans)* under Credit Agreement	$

b.	Assignee’s Percentage of the Aggregate Commitment purchased under this Assignment Agreement**	%

4.	Amount of Assignee’s (Loan Amount)** Commitment Purchased under this Assignment Agreement:	$

5.	Proposed Effective Date:
Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

**	If a Commitment has been terminated, insert outstanding Loans in place of Commitment

**	Percentage taken to 10 decimal places

EXHIBIT “I”
to Assignment Agreement
NOTICE OF ASSIGNMENT
                                        ,

To:	KeyBank National Association
800 Superior, 6th Floor
Cleveland, OH 44114
Attention: John Hyland

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)
          1. We refer to that Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
          2. This Notice of Assignment (this “Notice”) is given and delivered to the Administrative Agent pursuant to Section 12.3.2 of the Credit Agreement.
          3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of , (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any fee required by Section 12.3.2 of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.
          4. The Assignor and the Assignee hereby give to the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

          5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3.2 of the Credit Agreement.
          6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from Borrower upon its receipt of a new Note in the appropriate amount.
          7. The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.
          8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.
          9. The Assignee authorizes the Administrative Agent to act as its Administrative Agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*   May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:
Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE
CREDIT AGREEMENT, CONSENTED TO BY
KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:
[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT E
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	KeyBank National Association
as Administrative Agent (the “Agent”)
under the Credit Agreement Described Below

Re:	Senior Revolving Credit Agreement, dated March ___, 2010 (as the same may be amended or modified, the “Credit Agreement”), among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), the Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.
          The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.
Facility Identification Number(s)
Customer/Account Name
Transfer Funds To
For Account No.
Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature
(Deliver Completed Form to Credit Support Staff For Immediate Processing)

E-1

EXHIBIT F
SUBSIDIARY GUARANTY
     This Guaranty is made as of March ___, 2010 by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”) and to and for the benefit of the counterparties to those certain “Related Swap Contracts” (as defined in the Credit Agreement), which may include Lenders and certain Affiliates of Lenders (collectively, the “Related Creditors” and, with the Lenders, the “Credit Parties”).
RECITALS
     A. Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a revolving credit facility available to Borrower in an aggregate principal amount of $50,000,000 subject to future increase up to $150,000,000 (the “Facility”).
     B. The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Senior Revolving Credit Agreement of even date herewith among Borrower, the Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
     C. Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
     D. Borrower may enter into certain Swap Contracts with one or more of the Lenders or Affiliates of Lenders.
     E. Subsidiary Guarantors are subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement and the execution and delivery of Swap Contracts by certain Lenders and Affiliates of Lenders will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement and the execution and delivery of any Swap Contracts by such Lenders and Affiliates of Lender.

AGREEMENTS
     NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
     1. Subsidiary Guarantors absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and Lenders’ Affiliates:
     (a) the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;
     (b) prompt payment of Related Swap Obligations;
     (c) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
     (d) the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents and under the Related Swap Contracts.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Guaranteed Indebtedness.” All obligations described in subparagraph (d) of this Paragraph 1 are referred to herein as the “Obligations.” Subsidiary Guarantors and the other Loan Parties agree that Subsidiary Guarantors’ obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by Subsidiary Guarantors from Borrower after the date hereof (whether by loan, capital infusion or other means), or (ii) the maximum amount of the Guaranteed Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantors are not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, each Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code. In the event a Subsidiary Guarantor shall make any payment or payments under this Guaranty each other guarantor of the Guaranteed Indebtedness shall contribute to such Subsidiary Guarantor an amount equal to such non-paying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder and under such other guaranty) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Guaranteed Indebtedness to Lenders.
     2. In the event of any default by Borrower in making payment of the Guaranteed Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note or a Related Swap Obligation, to pay all the Guaranteed Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents or under the applicable Swap Contract, as the case may be.
     3. Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Credit Parties and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Credit Parties or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Credit Parties to inform Subsidiary Guarantors of any facts the Administrative Agent and the Credit Parties may now or hereafter know about Borrower, the Facility, Related Swap Contract, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders and the Credit Parties have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Guaranteed Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Credit Party to proceed against any other security given to a Credit Party in connection with the Guaranteed Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Credit Parties to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Credit Parties shall have no obligation to disclose or discuss with Subsidiary Guarantors the Credit Parties’ assessment of the financial condition of Borrower. Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Credit Parties to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Credit Parties except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Credit Parties. Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents or in the Related Swap Contracts shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Credit Parties from proceeding against Subsidiary Guarantors to enforce this Guaranty.
     4. Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or any waiver by the Related Creditors under any Related Swap Contracts or by the Administrative Agent or the Credit Parties’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents or in a Related Swap Contract, or by the acceptance by the Administrative Agent or the Credit Parties of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Credit Parties of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Guaranteed Indebtedness, even though a Credit Party might lawfully have elected to apply such payments to any part or all of the Guaranteed Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Guaranteed Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and the Related Swap Contracts and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Credit Parties may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents or any Related Swap Contract, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document or any Related Swap Contract and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Credit Parties and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent’s, and Credit Parties’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.
     5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Each Subsidiary Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Guaranteed Indebtedness or Obligations from time to time. Subsidiary Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Credit Parties without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or the Related Swap Contracts or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Credit Parties to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Credit Parties from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents or under the Related Swap Contracts, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement, or any other Loan Document or under a Related Swap Contract or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement, or any other Loan Document or pursuant to a Related Swap Contract is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Credit Party had not been made, regardless of whether such Credit Party contested the order requiring the return of such payment. The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

     6. This Guaranty shall be assignable by a Credit Party to any assignee of all or a portion of such Credit Party’s rights under the Loan Documents or Swap Contracts.
     7. If: (i) this Guaranty, a Note, or any of the Loan Documents or any Swap Contract are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Credit Party in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document or any Swap Contract; (iii) an attorney is retained to enforce any of the other Loan Documents or a Swap Contract or to provide advice or other representation with respect to the Loan Documents or a Swap Contract in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Credit Party in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents or any Related Swap Contract, or any property subject thereto (other than any action or proceeding brought by any Credit Facility or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Credit Party upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
     8. The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Credit Parties or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
     9. Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness. Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents or when a default by any Loan Party under any Swap Contract with one or more of the Lenders or Affiliates of Lenders has occurred and is continuing beyond any applicable notice and cure period thereunder, and any such payments to Subsidiary Guarantors made while any such event has occurred and is continuing on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Credit Parties and shall be paid over to the Administrative Agent on behalf of the Lenders or to the applicable Related Creditor, as the case may be, on account of the Guaranteed Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.
     10. Subsidiary Guarantors hereby subordinate to the Guaranteed Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Guaranty and agree that, until the entire Guaranteed Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Credit Parties or any right of Subsidiary Guarantors or the Credit Parties to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Credit Parties for the payment of the Guaranteed Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Credit Parties for their security and as an inducement for their extension of credit to Borrower.
     11. Any amounts received by a Credit Parties from any source on account of any indebtedness may be applied by such Credit Parties toward the payment of such indebtedness, and in such order of application, as such Credit Party may from time to time elect.
     12. Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Illinois for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Subsidiary Guarantors hereby consent to the jurisdiction of either any state court in Cleveland, Ohio, or the United States District Court sitting in Cleveland, Ohio, in any action, suit, or proceeding which the Administrative Agent or a Credit Party may at any time wish to file in connection with this Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Credit Party from filing any such action, suit, or proceeding in any other appropriate forum.
     13. All notices and other communications provided to any party hereto under this Guaranty shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:
          To Subsidiary Guarantors:
c/o Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, California 94108
Attention:
Telephone:
Facsimile:

          To KeyBank as Administrative Agent and as a Lender:
127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Attention: Joshua Mayers
Phone: 216-689-0213
Facsimile: 216-689-5819
          With a copy to:
KeyBank National Association
800 Superior, 6th Floor
Cleveland, Ohio 44114
Attention: John Hyland
Phone: 216-828-7904
Facsimile: 216-828-7523
          With a copy to:
Sonnenschein Nath & Rosenthal LLP
233 South Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention: Patrick G. Moran, Esq.
Telephone: 312-876-8132
Facsimile: 312-876-7934
          If to any other Lender, to its address set forth in the Credit Agreement.
     If to any Related Creditor, to its address set forth in the applicable Related Swap Contract.
     14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent and the Credit Parties’ successors and assigns.
     15. This Guaranty shall be construed and enforced under the internal laws of the State of New York.
     16. SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE CREDIT PARTIES, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATED SWAP CONTRACT OR RELATING THERETO OR ARISING FROM THE LENDING OR COUNTERPARTY RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     17. From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Guaranty.

     IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Guaranty in the State of Illinois as of the date first written above.

By:

By:
Its:

By:

By:
Its:

By:

By:
Its:

EXHIBIT A TO SUBSIDIARY GUARANTY
FORM OF JOINDER TO GUARANTY
     THIS JOINDER is executed by ___, a ___ (“Subsidiary”), which hereby agrees as follows:
     1. All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Subsidiary Guaranty (the “Guaranty”) dated as of March ___, 2010 executed for the benefit of KeyBank National Association, as agent for itself and certain other lenders, with respect to a loan from the Lenders to Terreno Realty LLC (“Borrower”) and for the benefit of certain “Related Creditors” under “Related Swap Contracts” (as such terms are defined therein).
     2. As required by the Credit Agreement described in the Guaranty, Subsidiary is executing this Joinder to become a party to the Guaranty.
     3. Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.
[INSERT SIGNATURE BLOCK]

EXHIBIT G
PARENT GUARANTY
     This Parent Guaranty (the “Guaranty”) is made as of March 24, 2010 by Terreno Realty Corporation, a Maryland corporation (“Guarantor”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (the “Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
     A. Terreno Realty LLC, a limited liability company formed under the laws of the State of Delaware (“Borrower”), and Guarantor have requested that the Lenders make a secured revolving credit facility available to Borrower in an aggregate principal amount of up to $50,000,000, subject to subsequent increase up to $150,000,000 (the “Facility”).
     B. The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Senior Revolving Credit Agreement of even date herewith among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
     C. Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
     D. Guarantor is the sole member of Borrower. Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantor by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members. The execution and delivery of this Guaranty by Guarantor is a condition precedent to the performance by the Lenders of their obligations under the Credit Agreement.
AGREEMENTS
     NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
     1. Guarantor absolutely, unconditionally, and irrevocably guaranties to each of the Lenders:
     (a) the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums that may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;

     (b) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
     (c) the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”
     2. In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
     3. Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind that may be required to be given by any Law, (ii) any defense or right of set-off that Guarantor may have against Borrower or that Guarantor or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities that otherwise might be legally required to charge Guarantor with liability, (iv) any defense based on the failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor the Lenders’ assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.
     4. Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions that may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, (unless such payment was expressly directed to be applied to the Facility Indebtedness and such direction was made in accordance with the Loan Documents) even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all Indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and the other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing that might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend or modify a Note, the Credit Agreement or any of the other Loan Documents and may waive or release any provision or provisions of a Note, the Credit Agreement or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.
     5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at Law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

     6. This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
     7. If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
     8. The parties hereto intend that each provision in this Guaranty comports with all applicable Law. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of competent jurisdiction to violate any applicable Law or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
     9. Any Indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness. Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated Indebtedness at any time when a Default or Event of Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantor made while any Default or Event of Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated Indebtedness shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.
     10. Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
     11. Any amounts received by a Lender from any source on account of any Facility Indebtedness may be applied by such Lender toward the payment of such Facility Indebtedness, and in such order of application as is set forth in the Credit Agreement.
     12. Guarantor hereby submits to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either the Cuyahoga County Common Pleas Court in Cleveland, Ohio or the United States District Court in Cleveland, Ohio, in any action, suit, or proceeding that the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection that Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph 12 shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
     13. All notices and other communications provided to any party hereto under this Guaranty shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:
          To Guarantor:
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Attention: Mike Coke
Telephone: (415) 655-4582
Facsimile: (___) __-____
          With a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Samuel L. Richardson
Telephone: (617) 570-1878
Facsimile: (617) 227-8591

          To KeyBank as Administrative Agent and as a Lender:
KeyBank National Association
127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Attention: Real Estate Capital, Joshua Mayers
Phone: (216) 689-0213
Facsimile: (216) 689-5819
          With a copy to:
Sonnenschein Nath & Rosenthal LLP
233 S. Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention: Patrick G. Moran, Esq.
Telephone: (312) 876-8132
Facsimile: (312) 876-7934
          If to any other Lender, to its address set forth in the Credit Agreement.
     14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.
     15. This Guaranty shall be governed by, and construed in accordance with, the Laws of the State of New York without any regard to conflict of Law principles that would result in the application of any Law other than the Laws of New York.
     16. GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP THAT IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, Guarantor has executed and delivered this Parent Guaranty as of the date first written above.

TERRENO REALTY CORPORATION a Maryland corporation
By:
Name:
Title:

EXHIBIT H
ENVIRONMENTAL INVESTIGATION SPECIFICATIONS AND PROCEDURES
     Phase I Environmental Site Assessments to be prepared in accordance with the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (ASTM Designation E1527-94), a summary of which follows:
This ASTM practice is generally considered the industry standard for conducting a Phase I Environmental Site Assessment (ESA). The purpose of this standard is to “define good commercial and customary practice in the Untied States of America for conducting an ESA of a parcel of commercial real estate with respect to the range of contaminants within the scope of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and petroleum products.” The ASTM Phase I ESA is intended to permit a user to satisfy one of the requirements to qualify for the innocent landowner defense to CERCLA liability; that is, the practice that constitutes “all appropriate inquiry into the previous ownership and uses of the property consistent with good commercial or customary practices” as defined in 42 USC 9601(35)(B).
The goal of the ASTM Phase I ESA is to identify “recognized environmental conditions.” Recognized environmental conditions means the presence or likely presence of any hazardous substances or petroleum products on a property under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances or petroleum products into structures on the property or into the ground, groundwater, or surface water of the property. The term includes hazardous substances or petroleum products even under conditions in compliance with laws. The term is not intended to include de minimus conditions that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.
The ASTM standard indicates that a Phase I ESA should consist of four main components: 1) Records Review; 2) Site Reconnaissance; 3) Interviews; and 4) Report. The purpose of the records review is to obtain and review records that will help identify recognized environmental conditions in connection with the property. The site reconnaissance involves physical observation of the property’s exterior and interior, as well as an observation of adjoining properties. Interviews with previous and current owners and occupants, and local government officials provides insight into the presence or absence of recognized environmental conditions in connection with the property. The final component of the ESA, the report, contains the findings of the ESA and conclusions regarding the presence or absence of recognized environmental conditions in connection with the property. It includes documentation to support the analysis, opinions, and conclusions found in the report.
While the use of this practice is intended to constitute appropriate inquiry for purposes of CERCLA’s innocent landowner defense, it is not intended that its use be limited to that purpose. The ASTM standard is intended to be an approach to conducting an inquiry designed to identify recognized environmental conditions in connection with a property, and environmental site assessments.

H-1

EXHIBIT I
BORROWING NOTICE
Date
KeyBank National Association
Commercial Real Estate Service
Attention: Mr. John Hyland
800 Superior, 6th Floor
Cleveland, OH 44114
Borrowing Notice
Terreno Realty LLC (“Borrower”) hereby requests a Loan Advance pursuant to Section 2.9 of the Senior Revolving Credit Agreement, dated as of March 24, 2010 (as amended or modified from time to time, the “Credit Agreement”), among Terreno Realty LLC, the Lenders referenced therein, and you, as agent for the Lenders.
A Loan Advance is requested to be made in the amount of $                    , to be made on                     . Such Loan Advance shall be a [LIBOR] [Base Rate] Advance. [The applicable LIBOR Interest Period shall be                     .]
The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions: (Bank Name) (ABA No.) (Beneficiary) (Account No. to Credit) (Notification Requirement)
In support of this request, Terreno Realty LLC hereby represents and warrants to the Agent and the Lenders that acceptance of the proceeds of such loan by Borrower shall be deemed to further represent and warrant that all requirements of Section 4.2 of the Credit Agreement in connection with such Loan Advance have been satisfied at the time such proceeds are disbursed.

Date:
Borrower: TERRENO REALTY LLC, a Delaware limited liability company
By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:
Name:
Its:

I-1

EXHIBIT J
MINIMUM INSURANCE REQUIREMENTS WITH RESPECT
TO BORROWING BASE PROPERTIES
     Borrower shall obtain and keep in full force and effect either permanent All Perils insurance coverage or builder’s risk insurance coverage as appropriate, reasonably satisfactory to the Administrative Agent, on each of the Borrowing Base Properties. All insurance policies shall be issued by carriers with a Best’s Insurance Reports policy holder’s rating of A or better and a financial size category of Class VII or higher. The policies shall provide for the following, and any other coverage that the Administrative Agent may from time to time reasonably deem necessary:
a)	Unless such Property is vacant land, coverage Against All Peril and/or Builders Risk in the amount of 100% of the replacement cost of all improvements located or to be located on the site of such Property. Such coverage shall include an endorsement insuring against loss due to acts of terrorism in commercially reasonable amounts as approved by the Administrative Agent. If the policy is written on a CO-INSURANCE basis, the policy shall contain an AGREED AMOUNT ENDORSEMENT as evidence that the coverage is in an amount sufficient to insure the portion of Total Asset Value represented by such Property. “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as the “Mortgagee” and “Loss Payee” on such coverage with respect to any Property encumbered by a Mortgage.

b)	Public liability coverage in a minimum amount of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate. “KeyBank National Association and its successors and assigns acting as administrative agent for certain lenders” shall be named as an “Additional Insured”.

c)	Rent loss or business interruption coverage in a minimum amount approved by the Administrative Agent of not less than the appraised rentals for a minimum of twelve months.

d)	Flood hazard coverage in commercially reasonable amounts as approved by the Administrative Agent, if any portions of the retail or other commercial buildings on such Property are located in a special flood hazard area (“Flood Hazard Area”) as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps.

e)	Workers Compensation and Disability insurance as required by law.

f)	Such other types and amounts of insurance with respect to such Properties and the operation thereof which are commonly maintained in the case of other property and buildings similar to such Properties in nature, use, location, height, and type of construction, as may from time to time be reasonably required by the Administrative Agent.
     Borrower shall cause the premium on each such insurance policy to be paid on or prior to the date when due and shall provide the Administrative Agent with notice of such renewal at least thirty (30) days prior to expiration. Further, each policy shall provide that it may not be canceled, reduced

J-1

or terminated without at least thirty (30) days (or at least ten (10) days for non-payment of premium) prior written notice to the Administrative Agent.

J-2

EXHIBIT K
FORM OF COLLATERAL ASSIGNMENT
COLLATERAL ASSIGNMENT OF INTERESTS
     THIS COLLATERAL ASSIGNMENT OF INTERESTS (this “Assignment”), made this ___day of March, 2010, by TERRENO REALTY LLC, a limited liability company organized under the laws of the State of Delaware (“Assignor”) to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and other Lenders from time to time party to the “Credit Agreement” (as hereinafter defined) (KeyBank, in its capacity as Agent, hereinafter referred to as “Agent”).
W I T N E S S E T H:
     WHEREAS, Assignor is the direct or indirect and beneficial owner of 100% of the membership interests of each of the limited liability companies set forth on Exhibit “A” attached hereto and made a part hereof (collectively, the “Companies”);
     WHEREAS, the Companies are presently governed by the certificates of organization and limited liability company agreements described on Exhibit “A” attached hereto opposite the name of the respective Company (collectively, the “Organizational Agreements”);
     WHEREAS, Assignor, KeyBank, individually and as agent, and the “Lenders” identified therein entered into that certain Senior Revolving Credit Agreement of even date herewith (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed, modified or amended, the “Credit Agreement”);
     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to provide a secured revolving credit facility to Assignor in the aggregate amount of up to $50,000,000, subject to increase to up to $150,000,000 (collectively, the “Loans”);
     WHEREAS, as a condition to the execution of the Credit Agreement and the making of the Loans, the Lenders and Agent have required that Assignor execute this Assignment;
     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:
     1. Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Credit Agreement.
     2. Grant of Security Interest. As collateral security for the payment and performance by Assignor of its duties, responsibilities and obligations under this Agreement and the other Loan Documents (which duties, responsibilities and obligations of Assignor are hereinafter referred to collectively as the “Obligations”), Assignor does hereby transfer, assign, pledge and convey to Agent, and does hereby grant a security interest to Agent for the ratable benefit of the Lenders, in and to the following:

          (a) All right, title, interest and claims of Assignor now or hereafter acquired as the direct and beneficial owner of 100% of the membership interests in the Companies (the “Pledged Equity Interests”) together with any and all voting rights and privileges attaching to, existing or arising in connection with the Pledged Equity Interests, any and all other securities, cash, certificates or other property, option or right in respect of, in addition to or substitution or exchange for any of the Pledged Equity Interests or any of the foregoing, or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for the Pledged Equity Interests; and
          (b) Any and all profits, proceeds, income, dividends, distributions, payments upon dissolution or liquidation of any of the Companies, and any return of capital, repayment of loans, and payments of any kind or nature whatsoever, now or hereafter distributable or payable by any of the Companies to Assignor, by reason of Assignor’s interest in the Companies, or now or hereafter distributable or payable to Assignor from any other source by reason of Assignor being a member or partner in any of the Companies, by reason of services performed by Assignor for or on behalf of any of the Companies, and any and all proceeds from any transfer, assignment or pledge of any interest of Assignor in, or claim or right against, any of the Companies (regardless of whether such transfer, assignment or pledge is permitted under the terms hereof or the other Loan Documents), and all claims, choses in action or things in action now or hereafter arising against any of the Companies (collectively, the “Distributions”); and
          (c) All notes or other documents or instruments now or hereafter evidencing or securing any such Distributions from any of the Companies; and
          (d) All rights of Assignor to collect and enforce payment of the Distributions pursuant to the terms of any of the Organizational Agreements or otherwise; and
          (e) All proceeds of any of the foregoing.
     All of the foregoing described in this Section 2 are hereinafter referred to collectively as the “Collateral.”
     3. Obligations Secured. This Assignment secures the payment and performance by Assignor of the Obligations.
          (a) Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact, which appointment is coupled with an interest, either in the name of Agent, or in the name of Assignor, at Assignor’s sole cost and expense, and regardless of whether or not Agent becomes a member in any of the Companies, to take any or all of the following actions at such time as a Default has occurred and is continuing:
               (i) to ask, demand, sue for, attach, levy, settle, compromise, collect, recover, receive and give receipt for any and all Collateral and to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing and taking any actions on behalf of Assignor which are otherwise required of Assignor under the terms of any agreement as conditions precedent to the payment of the Distributions, and the right and power to endorse, in the name of Assignor, any checks, notes, drafts and other instruments received in payment of all or any portion of the Collateral; and

               (ii) to institute one or more actions against any of the Companies or any member thereof in connection with the collection of the Distributions, to prosecute to judgment, settle or dismiss any such actions, and to make any compromise or settlement deemed desirable, in Agent’s sole discretion, with respect to such Distributions, to extend the time of payment, arrange for payment in installments or otherwise modify the terms of any of the Organizational Agreements with respect to the Distributions or release any of the Companies or any member thereof, from their respective obligations to pay any Distribution, without incurring responsibility to, or affecting any liability of, Assignor under any of the Organizational Agreements; it being specifically understood and agreed, however, that Agent shall not be obligated in any manner whatsoever to exercise any such power or authority or be in any way responsible for the collection of or realizing upon the Collateral, or any portion thereof. The foregoing appointment is irrevocable and continuing and any such rights, powers and privileges shall be exclusive in Agent, its successors and assigns until this Assignment terminates as provided in Section 13, below.
     4. Warranties and Covenants. Assignor does hereby warrant and represent to, and covenants and agrees with Agent, as follows:
          (a) This Assignment has been duly executed and delivered by Assignor and constitutes the valid, legal and binding obligation of Assignor.
          (b) None of the Pledged Equity Interests is evidenced by any certificate, instrument, document or other writing other than the Organizational Agreements.
          (c) True, correct and complete copies of each of the Organizational Agreements, together with all amendments thereto, have been delivered to Agent by Assignor, each of the Organizational Agreements is in full force and effect and is enforceable in accordance with its terms, and, so long as this Assignment remains in effect, Assignor shall not materially modify, amend, cancel, release, surrender or terminate, or permit the modification, amendment, cancellation, release, surrender or termination of, any of the Organizational Agreements, or dissolve, liquidate or permit the expiration of any of the Organizational Agreements or the termination or cancellation thereof, without in each instance the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (d) Assignor is and shall remain the sole lawful, beneficial and record owner of the Pledged Equity Interests, and the right to receive the Distributions, free and clear of all liens, restrictions, claims, pledges, encumbrances, charges, claims of third parties and rights of set-off or recoupment whatsoever (other than those in favor of Agent hereunder), and Assignor has the full and complete right, power and authority to grant a security interest in the Collateral in favor of Agent, in accordance with the terms and provisions of this Assignment. Assignor is not and will not become a party to or otherwise be bound by or subject to any agreement, other than the Loan Documents, that restricts in any manner the rights of any present or future holder of the Collateral with respect thereto. No Person has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.
          (e) This Assignment creates a valid and binding first priority security interest in the Collateral securing the payment and performance of the Obligations. Neither Assignor nor any other Person has performed, nor will Assignor perform or permit any such other Person to perform, any acts which might prevent Agent from enforcing the terms and conditions of this Assignment or which would limit Agent in any such enforcement.

          (f) Assignor consents (to the extent applicable Law does not prohibit Assignor from pre-consenting), and hereby directs the applicable Company to so consent, to the admission of Agent or any other purchaser of the Pledged Equity Interests upon a foreclosure sale as a substitute partner of such Company with all of the rights and privileges of a partner of the same type as Assignor under the applicable Organizational Agreements in the event that Agent exercises its rights under this Assignment and Agent or such other purchaser succeeds to ownership of all or any portion of the Pledged Equity Interests.
          (g) Assignor’s correct legal name indicated on the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof. Assignor has been using or operating under said name, identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto. In order to perfect the pledge and security interests granted herein against Assignor, an appropriate UCC Financing Statement must be filed with the Secretary of State of Delaware. Assignor covenants and agrees that Assignor shall not change any of the matters addressed by the first two sentences of this subsection unless it has given Agent thirty (30) days prior written notice of any such change and caused to be filed at the request of Agent, or Agent’s counsel to file, such additional financing statements or other instruments in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.
          (h) Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents, endorsements, assurances and instruments as Agent may reasonably at any time request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Agent its rights, powers and remedies hereunder. Without limiting the generality of the foregoing, at any time and from time to time, Assignor shall, at the request of Agent, make, execute, acknowledge, and deliver or authorize the execution and delivery of and where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time in such offices and places as shall be deemed desirable by Agent all such other and further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, certificates and other documents as Agent from time to time may require for the better assuring, conveying, assigning and confirming to Agent the Collateral and the rights hereby conveyed or assigned or intended now or hereafter to be conveyed or assigned, and for carrying out the intention or facilitating the performance of the terms of this Assignment. Upon any failure of Assignor to do so, Agent may make, execute, record, file, re-record and/or refile, acknowledge and deliver any and all such further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, instruments, certificates and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney-in-fact with full power of substitutions of Assignor so to do. This power is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Assignor will obtain such waivers of lien, estoppel certificates or subordination agreements as Agent may reasonably require to insure the priority of its security interest in the Collateral. Assignor also shall furnish to Agent such evidence as Agent reasonably may require from time to time to establish a valid security interest in and to further protect and perfect its security interest in the Collateral.
          (i) Assignor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Assignor under this Assignment or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number and organizational number of Assignor. Agent shall upon request provide Assignor with copies of any and all such filings made by Agent.
          (j) The Pledged Equity Interests and the Distributions are not and will not (A) be dealt in or traded on securities exchanges or in securities markets, (B) be “investment company securities” (as defined in Section 8-103(b) of the UCC), and (C) be credited to a securities account. None of the Organizational Documents expressly provides that the Pledged Equity Interests are securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction.
     5. General Covenants. Assignor covenants and agrees that, so long as this Assignment is continuing:
          (a) Except as may be specifically set forth in the Credit Agreement, Assignor shall not, without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion, directly or indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral.
          (b) Assignor shall at all times defend the Collateral against all claims and demands of all Persons at any time claiming any interest in the Collateral adverse to Agent’s interest in the Collateral as granted hereunder.
          (c) Assignor shall perform in all material respects all of its duties, responsibilities and obligations under each of the Organizational Agreements and with respect to the Collateral.
          (d) Assignor shall pay all taxes and other charges against the Collateral.
          (e) Assignor shall promptly deliver to Agent as additional Collateral any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the Distributions or any right to receive a Distribution, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Agent may require to create a perfected security interest therein in favor Agent.
          (f) Assignor will provide to Agent such documents and reports respecting the Collateral in such form and detail as Agent may reasonably request from time to time.
          (g) Anything herein to the contrary notwithstanding, (i) Assignor shall remain liable under each of the Organizational Agreements and all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Collateral to the extent set forth therein to perform all of its duties and obligations (including, without limitation, any obligation to make capital contributions or provide other funds to such entities) to the same extent as if this Assignment had not been executed, (ii) the exercise by Agent of any of its rights hereunder shall not release Assignor from any of its duties or obligations under any of the Organizational Agreements or any such contracts, agreements and instruments, and (iii) neither Agent nor any of the Lenders shall have any obligation or liability under any of the Organizational Agreements or any such contract, agreement or instrument by reason of this Assignment, nor shall Agent or any of the Lenders be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.
          (h) If Assignor shall at any time be entitled to receive or shall receive any certificate or other property, option or right upon, in respect of, as an addition to, or in substitution or exchange for any of the Collateral (other than cash distributions), whether for value paid by Assignor or otherwise, Assignor agrees that the same shall be deemed to be Collateral and shall be delivered directly to Agent in each case, accompanied by proper instruments of assignment and powers duly executed by Assignor in such a form as may be required by Agent, to be held by Agent subject to the terms hereof, as further security for the Obligations (except as otherwise provided herein with respect to the application of the foregoing to the Obligations). If Assignor receives any of the foregoing directly, Assignor agrees to hold such property in trust for the benefit of Agent, and to surrender such property to Agent immediately. In the event that Assignor purchases or otherwise acquires or obtains any additional interest in any Company, or any rights or options to acquire such interest, all rights to receive profits, proceeds, accounts, income, dividends, distributions or other payments as a result of such additional interest, rights and options shall automatically be deemed to be a part of the Collateral. All certificates, if any, representing such interests shall be promptly delivered to Agent, together with assignments related thereto, or other instruments appropriate to transfer a certificate representing any such interest, duly executed in blank.
     6. Event of Default. An Event of Default shall exist hereunder upon the occurrence of any of the following:
          (a) The occurrence of a Default under the Credit Agreement; or
          (b) Any amendment to or termination of a financing statement naming Assignor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Agent or Agent’s counsel without the prior written consent of Agent and the effect of such filing is not completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Assignor thereof.
     7. Remedies.
          (a) Upon the occurrence of any Event of Default, Agent may take any action deemed by Agent to be necessary or appropriate to the enforcement of the rights and remedies of Agent under this Assignment and the other Loan Documents, including, without limitation, the exercise of its rights and remedies with respect to any or all of the Pledged Equity Interests. The remedies of Agent shall include, without limitation, all rights and remedies specified in the Loan Documents and this Assignment, all remedies of Agent under applicable general or statutory Law, and the remedies of a secured party under the UCC, regardless of whether the UCC has been enacted or enacted in that form in any other jurisdiction in which such right or remedy is asserted. In addition to such other remedies as may exist from time to time, whether by way of set-off, banker’s lien, consensual security interest or otherwise, upon the occurrence of an Event of Default, Agent is authorized at any time and from time to time, without notice to or demand upon Assignor (any such notice or demand being expressly waived by Assignor) to charge any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Agent to or for the credit of or the account of Assignor against any and all of the Obligations, irrespective of whether or not Agent shall have made any demand for payment and although such Obligations may be unmatured. Any notice required by Law, including, but not limited to, notice of the intended disposition of all or any portion of the Collateral, shall be reasonable and properly given in the manner prescribed for the giving of notice herein, and, in the case of any notice of disposition, if given at least five (5) business days prior to such disposition. Agent may require Assignor to assemble the Collateral and make it available to Agent at any place to be designated by Agent which is reasonably convenient to both parties. It is expressly understood and agreed that Agent shall be entitled to dispose of the Collateral at any public or private sale, and that Agent shall be entitled to bid and purchase at any such sale without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is otherwise required under this Assignment) of any kind, all of which are expressly waived. In the event that Agent is the successful bidder at any public or private sale of the Collateral or any portion thereof, the amount bid by the Agent may be credited against the Obligations as provided in the Credit Agreement. To the extent the Collateral consists of marketable securities, Agent shall not be obligated to sell such securities for the highest price obtainable, but shall sell them at the market price available on the date of sale. Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. Agent may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Assignor. In the event that any consent, approval or authorization of any Governmental Agency or commission will be necessary to effectuate any such sale or sales, Assignor shall execute all such applications or other instruments as Agent may deem reasonably necessary to obtain such consent, approval or authorization. Agent may notify any account debtor or obligor with respect to the Collateral to make payment directly to Agent, and may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral as Agent may determine whether or not the Obligations are due, and for the purpose of realizing Agent’s rights therein, Agent may receive, open and dispose of mail addressed to Assignor and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf and in the name of Assignor, as its attorney-in-fact. In addition, Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact either in the name of Agent or Assignor to (i) sign Assignor’s name on any Collateral, drafts against account debtors, assignments, any proof of claim in any bankruptcy or other insolvency proceeding involving any account debtor, any notice of lien, claim of lien or assignment or satisfaction of lien, or on any financing statement or continuation statement under the UCC; (ii) send verifications of accounts receivable to any account debtor; and (iii) in connection with a transfer of the Collateral as described above, sign in Assignor’s name any documents necessary to transfer title to the Collateral to Agent or any third party. All acts of said power of attorney are hereby ratified and approved and Agent shall not be liable for any mistake of law or fact made in connection therewith. This power of attorney is coupled with an interest and shall be irrevocable so long as any amounts remain unpaid on any of the Obligations. All remedies of Agent shall be cumulative to the full extent provided by Law, all without liability except to account for property actually received, but the Agent shall have no duty to exercise such r ights and shall not be responsible for any failure to do so or delay in so doing. Pursuit by Agent of certain judicial or other remedies shall not abate nor bar other remedies with respect to the Obligations or to other portions of the Collateral. Agent may exercise its rights to the Collateral without resorting or regard to other collateral or sources of security or reimbursement for the Obligations. In the event that any transfer tax, deed tax, conveyance tax or similar tax is payable in connection with the foreclosure, conveyance in lieu of foreclosure or otherwise of all or any portion of the Collateral, Assignor shall pay such amount to Agent upon demand and if Assignor fail to pay such amount on demand, Agent may advance such amount on behalf of Assignor and the amount thereof shall become a part of the Obligations and bear interest at the rate for overdue amounts under the Credit Agreement until paid.

          (b) If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment that Assignor fails to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Assignor upon demand and shall constitute a part of the Obligations and shall bear interest at the rate for overdue amounts as set forth in the Credit Agreement.
          (c) Whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral, Agent may take such action as Agent may deem necessary to protect the Collateral or its security interest therein, Agent being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien that in the reasonable judgment of Agent appears to be prior or superior to its security interest, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorney’s fees. Any such advances made or expenses incurred by Agent shall be deemed advanced under the Loan Documents, shall increase the indebtedness evidenced and secured thereby, shall be payable upon demand and shall bear interest at the rate for overdue payments set forth in the Credit Agreement.
          (d) Any certificates or securities held by Agent as Collateral hereunder may, at any time, and at the option of Agent, be registered in the name of Agent or its nominee, endorsed or assigned in blank or in the name of any nominee and Agent may deliver any or all of the Collateral to the issuer or issuers thereof for the purpose of making denominational exchanges or registrations or transfer or for such other purposes in furtherance of this Assignment as Agent may deem desirable. Until the occurrence of an Event of Default, Assignor shall retain the right to vote any of the Collateral, or exercise membership rights, in a manner not inconsistent with the terms of this Assignment and the other Loan Documents, and Agent hereby grants to Assignor its proxy to enable Assignor to so vote any of the Collateral (except that Assignor shall not have any right to exercise any such power if the exercise thereof would violate or result in a violation of any of the terms of this Assignment or any of the other Loan Documents). At any time after the occurrence and during the continuance of any Event of Default, Agent or its nominee shall, without notice or demand, automatically have the sole and exclusive right to give all consents, waivers and ratifications in respect of the Collateral and exercise all voting, approval or other rights at any meeting of the members of any of the Companies, respectively (and the right to call such meetings) or otherwise (and to give written consents in lieu of voting thereon), and exercise any and all rights of conversion, exchange, subscription or any of the rights, privileges or options pertaining to the Collateral and otherwise act with respect thereto and thereunder as if Agent or its nominee were the absolute owner thereof (all of such rights of the Assignor ceasing to exist and terminating upon the occurrence of an Event of Default) including, without limitation, the right to exchange, at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or the readjustment of the issuer thereof, all without liability except to account for property actually received and in such manner as Agent shall determine in its sole and absolute discretion, but Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for the failure to do so or delay in so doing. The exercise by Agent of any of its rights and remedies under this paragraph shall not be deemed a disposition of collateral under Article 9 of the UCC nor an acceptance by Agent of any of the Collateral in satisfaction of the Obligations.
     8. Duties of Agent. The powers conferred on Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Agent’s duty with reference to the Collateral shall be solely to use slight care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against prior parties. Agent shall have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any of the payments received by it.
     9. Indemnification.
          (a) It is specifically understood and agreed that this Assignment shall not operate to place any responsibility or obligation whatsoever upon Agent or any of the Lenders, or cause Agent or any of the Lenders to be, or to be deemed to be, a member in any of the Companies and that in accepting this Assignment, Agent and the Lenders neither assume nor agree to perform at any time whatsoever any obligation or duty of Assignor under any of the Organizational Agreements or any other mortgage, indenture, contract, agreement or instrument to which Assignor is a party or to which it is subject, all of which obligations and duties shall be and remain with and upon Assignor.
          (b) Assignor agrees to indemnify, defend and hold Agent and the Lenders harmless from and against any and all claims, expenses, losses and liabilities growing out of or resulting from this Assignment (including, without limitation, enforcement of this Assignment or acts taken or omitted to be taken by Agent or the Lenders hereunder or in connection therewith), except claims, expenses, losses or liabilities resulting from Agent’s or such Lender’s gross negligence or willful misconduct.
          (c) Assignor upon demand shall pay to Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of counsel actually incurred (including those incurred in any appeal), and of any experts and agents, which Agent may incur in connection with (i) the administration of this Assignment, (ii) the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Agent hereunder, or (iv) the failure by Assignor to perform or observe any of the provisions hereof.
     10. Security Interest Absolute. All rights of Agent, and the security interests hereunder, and all of the Obligations secured hereby, shall be absolute and unconditional, irrespective of:
          (a) Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;
          (b) Any change in the time (including any extensions of the maturity date of the Loan as provided in the Credit Agreement), manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents;
          (c) Any exchange, release or nonperfection of any other collateral for the Obligations, or any release or amendment or waiver of or consent to departure from any of the Loan Documents with respect to all or any part of the Obligations; or
          (d) Any other circumstance (other than payment of the Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor, the other Loan Parties or any third party for the Obligations or any part thereof.
     11. Amendments and Waivers. No amendment or waiver of any provision of this Assignment nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or omission of Agent to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. Failure on the part of Agent to complain of any act or failure to act that constitutes an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent of Agent’s rights hereunder or impair any rights, powers or remedies consequent on any Event of Default. Assignor hereby waives to the extent permitted by Law all rights that Assignor has or may have under and by virtue of the UCC and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto providing any right of Assignor to notice and to a judicial hearing prior to seizure by Agent of any of the Collateral. Assignor hereby waives and renounces for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by Law or the Loan Documents) and all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or that may hereafter be provided by the Constitution and Laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Obligations.
     12. Continuing Security Interest; Transfer of Loan; Release of Collateral. This Assignment shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Obligations and the Lenders have no further obligation to make any advances of the Loan, (b) be binding upon Assignor and its heirs, successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and the Lenders and their respective successors, transferees and assigns. Upon the indefeasible payment in full of the Obligations and the termination or expiration of any obligation of the Lenders to make further advances of the Loan or to issue any Facility Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor. Upon any such termination, Agent will, at Assignor’s expense, execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.
     13. Securities Laws and Other Limitations. In view of the position of Assignor in relation to the Collateral, or because of other current or future circumstances, a question may arise under the federal and state securities Laws, the Organizational Agreements, or under any intercreditor agreement, that may now or hereafter be entered into among the Agent and any other bank a party to the Credit Agreement or under any intercreditor agreement, which may now or hereafter be entered into among the Agent and any other party with respect to the Loans or the Collateral (as the same may be modified or amended from time to time, collectively, the “Intercreditor Agreements”) with respect to any disposition of the Collateral permitted hereunder. Assignor understands that compliance with the federal and state securities Laws, the Organizational Agreements, or Intercreditor Agreements might very strictly limit the course of conduct of Agent if Agent were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable Blue Sky or other state securities Laws. Assignor recognizes that in light of the foregoing restrictions and limitations Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such

Collateral for their own account, for investment, and not with a view to the distribution or resale thereof and who are able to satisfy any conditions or requirements set forth in the Organizational Agreements, and the Intercreditor Agreements, and Agent may sell the Collateral in parcels and at such times and to such Persons as Agent may reasonably determine is necessary to comply with such conditions or requirements. Assignor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Agent in its sole and absolute discretion may, in accordance with federal and state securities Law, the Organizational Agreements and the Intercreditor Agreements, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the federal and state securities Laws (b) approach and negotiate with a single potential purchaser to effect such sale and (c) sell the Collateral in parcels and at such times and in such manner and to such Persons as Agent may reasonably determine is necessary to comply with such conditions and requirements. Assignor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller if such sale were a public sale without such restrictions. In the event of any such sale, Agent shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached or if all the Collateral were sold at a single sale. Assignor further agrees that any sale or sales by Agent of the Collateral made as provided in this Section 14 shall be commercially reasonable. The provisions of this Section 14 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells. Agent and the Lenders shall not be liable to Assignor for any loss in the value of any portion of the Collateral by reason of any delay in the sale of the Collateral.
     14. Governing Law; Terms. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF ANY JURISDICTION).
     15. Notices. Each notice, demand, election or request provided for or permitted to be given pursuant to this Assignment must be in writing and shall be deemed to have been properly given or served if given in the manner prescribed in the Credit Agreement.
     16. No Unwritten Agreements. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     17. Miscellaneous. Time is of the essence of this Assignment. Title or captions of paragraphs hereof are for convenience only and neither limit nor amplify the provisions hereof. If, for any circumstances whatsoever, fulfillment of any provision of this Assignment shall involve transcending the limited validity presently prescribed by Law, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Assignment, in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Assignment shall remain operative and in full force and effect. If more than one entity comprises the Assignor, the liability of each such entity shall be joint and several

     18. Modifications, Etc. Assignor hereby consents and agrees that Agent or the Lenders may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any Person on its behalf or for its account, securing the Obligations; substitute for any Collateral so held by it, other collateral of like kind; agree to modification of the terms of the Loan Documents; extend or renew the Loan Documents for any period; grant releases, compromises and indulgences with respect to the Loan Documents for any period or to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor, endorser or any other Person liable with respect to the Obligations; or take or fail to take any action of any type whatsoever; and no such action that Agent or the Lenders shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent or any Lender.
     19. Attorney-in-Fact. Notwithstanding anything to the contrary contained in this Assignment, Agent agrees that Agent will not take any action as attorney-in-fact of Assignor as permitted hereunder unless and until an Event of Default has occurred.
     20. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Assignment by signing any such counterpart.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, Assignor and Agent have executed this Assignment under seal on the date first above written.

ASSIGNOR:

TERRENO REALTY LLC, a Delaware limited liability company
By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:
Name:
Title:

AGENT: KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent
By:

     The undersigned, being the Companies referenced in this Assignment, consent to this Assignment and acknowledge and agree to act in accordance with the directions given to them by the Assignor in this Assignment, including without limitation, the directions contained in Sections 4(a) and 5(f) of this Assignment, and to act in accordance with any directions given to them in the future by the Agent consistent with the rights granted to the Agent hereunder.

,
a Delaware limited liability company
By:
Name:
Title:

EXHIBIT “A”
COMPANIES

Amount of Total
Percentage Held
Constituting
			Total Percentage	Pledged Equity	State of
	Property Name	Company Name	Held by Assignor	Interests	Organization	EIN	Organizational Agreements
1.
2.
3.
4.

Schedule 1
DESCRIPTION OF ASSIGNOR
     1. Assignor has been using or operating under the name Terreno Realty LLC without change since                     , 2010.
Names and Tradenames used within the last five years: Same
Location of all chief executive offices over last five years:
Mailing address:
Organizational Identification Number:
     Federal Tax Identification Number: